Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
THE THAXTON GROUP, INC., et al.,[1]	)	Case No. 03-13183 (PJW)
)
Debtors.	)	Jointly Administered
)

SECOND AMENDED AND RESTATED JOINT CONSOLIDATED

PLAN OF REORGANIZATION OF THE THAXTON GROUP, INC.

AND ITS AFFILIATE DEBTORS AND DEBTORS-IN-POSSESSION

PROPOSED BY THE THAXTON GROUP, INC. AND ITS AFFILIATE

DEBTORS AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS

Dated: December 29, 2006

MORRIS, NICHOLS, ARSHT & TUNNELL LLP	MOSES & SINGER, LLP
Robert J. Dehney (No. 3578)	Alan Kolod, Esq.
Daniel B. Butz (No. 4227)	Mark Parry, Esq.
1201 North Market Street	405 Lexington Avenue
P.O. Box 1347	New York, New York 10174-1299
Wilmington, Delaware 19899-1347	(212) 554-7800
(302) 658-9200

-and-	-and-

RAYBURN COOPER & DURHAM, P.A.	THE BAYARD FIRM
Albert F. Durham, Esq.	Charlene Davis, Esq.
C. Richard Rayburn, Jr., Esq.	222 Delaware Ave., Suite 900
1200 Carillon, 227 West Trade Street	P.O. Box 25130
Charlotte, North Carolina 28202-1675	Wilmington, Delaware 19899
(704) 334-0891	(302) 655-5000

Co-Counsel for The Thaxton Group, Inc., et al.,	Co-Counsel for Official Committee
Debtors and Debtors In Possession	of Creditors Holding Unsecured Claims

[1]

These jointly administered cases are those of the following debtors: The Thaxton Group, Inc., TICO Credit Company (DE), Thaxton Operating Company, Eagle Premium Finance Company, Inc., TICO Premium Finance Company, Inc., Thaxton Insurance Group, Inc., Thaxton Commercial Lending, Inc., Paragon, Inc., Modern Central Recovery, TICO Credit Company, Inc., TICO Credit Company of North Carolina, Inc., TICO Credit Company of Virginia, Inc., TICO Credit Company of Alabama, Inc., TICO Credit Company of Tennessee, Inc., TICO Credit Company of Mississippi, Inc., TICO Credit Company of Georgia, Inc., The Modern Finance Company, TICO Credit Company (MS), Modern Financial Services, Inc., TICO Credit Company (TN), Thaxton Investment Corporation, Southern Management Corporation, Southern Finance of Tennessee, Inc., Southern Financial Management, Inc., Covington Credit, Inc., Covington Credit of Georgia, Inc., Covington Credit of Louisiana, Inc., Covington Credit of Texas, Inc., Southern Finance of South Carolina, Inc., Quick Credit Corporation, and TICO Credit Corporation.

INTRODUCTION		3

ARTICLE I DEFINITIONS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW		4

1.1	Scope of Definitions	4

1.2	Definitions	4

1.3	Rules of Interpretation, Computation of Time and Governing Law.	24

(a)	Rules of Interpretation	24

(b)	Computation of Time	25

(c)	Exhibits and Schedules	25

1.4	Governing Law	25

ARTICLE II METHOD OF CLASSIFICATION OF CLAIMS AND INTERESTS AND GENERAL PROVISIONS		25

2.1	General Rules of Classification	25

2.2	Holders of Claims Entitled to Vote	25

2.3	Non-Consensual Confirmation	25

2.4	Special Provision Regarding Unimpaired Claims	25

2.5	Bar Dates for Administrative Claims	26

2.6	Bar Date for Fee Claims	26

2.7	Bar Dates for Unsecured Claims	27

2.8	Less Favorable Treatment	27

2.9	Corrective Actions	27

ARTICLE III UNCLASSIFIED CLAIMS		27

3.1	Administrative Claims	27

3.2	Priority Tax Claims	28

3.3	Fee Claims	28

ARTICLE IV CLASSIFICATION AND TREATMENT OF PRIORITY, SECURED AND UNSECURED CLAIMS AND EQUITY INTERESTS		28

4.1	Class 1 (Priority Non-Tax Claims)	28

4.2	Class 2 (Secured Claims)	28

4.3	Class 3 (Unsecured Claims)	29

4.4	Class 4 (Note Purchaser Claims)	29

4.5	Class 5 (FINOVA Claims)	30

4.6	Class 6 (Equity Interests)	30

i

ARTICLE V IMPLEMENTATION		31

5.1	Assets of the Estates	31

(a)	Vesting of Assets	31

(b)	Sale of Assets	31

(c)	Retention of Rights, Causes of Actions and Defenses	32

5.2	Distributions	33

(a)	Funding of Distributions	33

(b)	Responsibility for Distributions	33

(c)	Special Provision for Holders of TGI Note Claims	34

(d)	Special Provision for Holders of Other Unsecured Claims	34

(e)	Making Distributions	34

5.3	Debtors Post-Confirmation	34

(a)	Continued Corporate Existence	34

(b)	Restructuring Transactions	35

(c)	Directors	35

(d)	Corporate Action and Other Documents and Actions	36

(e)	Common Stock of Thaxton	36

(f)	Reinstatement of Common Stock of Affiliate Debtors	36

5.4	Cancellation of Securities and Agreements	36

5.5	Substantive Consolidation	36

5.6	Continuance and Powers of the Committee	37

5.7	Post-Effective Date Fees and Expenses	37

ARTICLE VI GENERAL PROVISIONS REGARDING TREATMENT OF CLAIMS AND INTERESTS AND DISTRIBUTIONS UNDER THE PLAN		37

6.1	Special Considerations for Distributions to Holders of TGI Note Claims and the Indenture Trustee	37

6.2	Reserves	37

(a)	Disputed Claim Reserve	38

(b)	Administrative Reserve	38

(c)	Other Reserves	38

(d)	Transmittal of Distributions and Notices	39

6.3	Unclaimed Distributions	39

6.4	Setoffs	39

6.5	Withholding Taxes and Expenses of Distribution	40

6.6	Intentionally Omitted	40

6.7	Disputed Identity of Holder	40

6.8	Transfers of Claims	40

6.9	Method of Cash Distributions	40

6.10	De Minimis Distributions and Fractional Shares	40

6.11	Exemption from Certain Transfer Taxes	41

6.12	Seniority and Subordination	41

(a)	Release of Seniority Rights by FINOVA	41

(b)	Escrow of Distributions to Non-Releasing Plaintiff	41

(c)	Effect of Discharge of Indenture Trustee and Termination of Indenture	41

6.13	Distributions to IRA Accounts	41

ARTICLE VII EXECUTORY CONTRACTS AND UNEXPIRED LEASES		42

7.1	Assumption or Rejection of Executory Contracts and Unexpired Leases	42

7.2	Bar Date for Rejection Damages	42

7.3	Procedures for the Determination of Cure Amounts	42

ARTICLE VIII DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS AND ACTIONS		43

8.1	Objections to Claims	43

8.2	Estimation of Claims	43

8.3	Amendments to Claims	44

8.4	Authority to Settle Disputed Claims and Causes of Action	44

8.5	Recourse	44

ARTICLE IX CONDITIONS PRECEDENT		45

9.1	Conditions to Confirmation	45

9.2	Conditions to Effective Date	46

9.3	Waiver of Conditions	47

9.4	Effect of Nonoccurrence of the Conditions to Consummation	47

ARTICLE X EFFECTS OF PLAN CONFIRMATION		47

10.1	Discharge	47

10.2	Retention of Causes of Action/Reservation of Rights	48

10.3	Post-Consummation Effect of Evidence of Claims or Interests	49

10.4	Releases Pursuant to the FINOVA Settlement	49

(a)	Releases In Favor Of Released Defendants	49

(b)	Releases In Favor Of Released Plaintiffs	49

(c)	Consent to Releases	50

10.5	Other Limited Releases by Debtors	50

10.6	Term of Injunctions or Stays	50

10.7	Exculpation	51

10.8	Injunction	51

10.9	Release of Liens and Perfection of Liens	52

10.10	Insurance Preservation	53

ARTICLE XI ADMINISTRATIVE PROVISIONS		53

11.1	Retention of Jurisdiction	53

11.2	Amendments	55

(a)	Preconfirmation Amendment	55

(b)	Postconfirmation Amendment Not Requiring Resolicitation	55

(c)	Postconfirmation/Preconsummation Amendment Requiring Resolicitation	55

11.3	Severability of Plan Provisions	56

11.4	Successors and Assigns	56

11.5	Effectuating Documents and Further Transactions	56

11.6	Plan Supplement	56

11.7	FINOVA Settlement, Confirmation Order and Plan Control	56

11.8	Payment of Statutory Fees	57

11.9	Withdrawal or Modification of Plan	57

11.10	Payment Dates	57

11.11	Notices	57

11.12	No Admissions	58

ARTICLE XII CONFIRMATION REQUEST		59

PURSUANT TO SECTION 1125 OF THE CODE, NOTHING CONTAINED IN THIS PLAN SHOULD BE CONSTRUED AS CONSTITUTING A SOLICITATION OF ACCEPTANCES OF THIS PLAN UNTIL SUCH TIME AS THE DEBTORS’ DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT AND DISTRIBUTED, WITH APPROPRIATE BALLOTS, TO ALL HOLDERS OF IMPAIRED CLAIMS AGAINST AND INTERESTS IN THE DEBTORS ENTITLED TO VOTE ON THE PLAN. THE DEBTORS RESERVE THE RIGHT TO FILE AMENDMENTS AND/OR MODIFICATIONS TO THE PLAN AND DISCLOSURE STATEMENT FROM TIME TO TIME UNTIL A DISCLOSURE STATEMENT AND PLAN PROPOSED BY THE DEBTORS IS APPROVED BY THE BANKRUPTCY COURT. REFERENCE IS MADE TO SUCH DISCLOSURE STATEMENT FOR A DISCUSSION OF VOTING INSTRUCTIONS, RECOVERY INFORMATION, CLASSIFICATION, THE DEBTORS’ HISTORY, BUSINESSES, PROPERTIES, RESULTS OF OPERATIONS AND A SUMMARY AND ANALYSIS OF THIS PLAN. ALL HOLDERS OF CLAIMS AND INTEREST HOLDERS ARE HEREBY ADVISED AND ENCOURAGED TO READ THE DISCLOSURE STATEMENT AND THIS PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

THIS PLAN AND THE DISCLOSURE STATEMENT HAVE NOT BEEN REQUIRED TO BE PREPARED IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NONBANKRUPTCY LAW. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES, WHETHER DEBT OR EQUITY, OF THE DEBTORS SHOULD EVALUATE THIS PLAN IN LIGHT OF THE PURPOSES FOR WHICH IT WAS PREPARED.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTUAL, THREATENED OR POTENTIAL ACTIONS, THIS PLAN AND THE DISCLOSURE STATEMENT SHALL NOT BE DEEMED OR CONSTRUED AS AN ADMISSION, STIPULATION OR WAIVER OF ANY RIGHTS OR CLAIMS OF THE DEBTORS OR THE COMMITTEE.

NO REPRESENTATIONS ARE MADE OR INTENDED REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE PLAN TO ANY HOLDER OF A CLAIM OR INTEREST. HOLDERS OF CLAIMS OR INTEREST ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO TAX CONSEQUENCES OF THE PLAN AND THE TREATMENT OF DISTRIBUTIONS MADE UNDER THE PLAN.

INTRODUCTION

The Chapter 11 Cases of Thaxton and its Affiliate Debtors have been consolidated for procedural purposes only and are being jointly administered pursuant to an order of the Bankruptcy Court. The Debtors and the Committee have requested that the Estates of certain of the Debtors be substantively consolidated for purposes of Distributions, and the Plan requires the Bankruptcy Court to confirm the Plan as a Plan of substantive consolidation for those selected Debtors. Certain Debtors, including, without limitation, those that were not actively operating on the Petition Date may not be consolidated under the Plan, for example, TICO Credit of Mississippi, Inc. and Paragon, Inc. To the extent that a Debtor’s Estate is not chosen for substantive consolidation, the Plan will be treated as a joint Plan for such Debtors and there treatment under the plan will be separately set out in the Plan based on the assets of those Debtors’ respective Estates.

The Plan, proposed by the Debtors and the Committee, after consultation with FINOVA Capital Corporation and other parties in interest, provides for consummation of the FINOVA Settlement between, among others, the Debtors, the Committee and FINOVA that will enable the Debtors’ unsecured creditors to receive an Interim Cash Distribution and Final Cash Distributions on or after the Effective Date. The Debtors will market and sell at fair value the remaining Assets of the Debtors existing after the Confirmation Date and thereby turn the value of the Debtors into Cash for Distribution to creditors within a reasonable period after the Effective Date. Any sale of the Assets of the Debtors shall be approved by the Board of Directors of the appropriate Debtors and the Committee.

The Debtors and the Committee estimate that the Cash Distributions ultimately distributed to the Holders of Allowed Unsecured Claims in 2007 will be approximately 85% of such Holders’ Allowed Unsecured Claims. However, the ultimate recovery to creditors under the Plan will depend upon a variety of factors many of which are outside of the control of the Debtors and the Committee and the ultimate recovery could be less than that estimated.

Reference is made to the Disclosure Statement for a discussion of, among other things, the Debtors’ history, businesses, historical financial information and properties, and for a summary of the Plan. All creditors entitled to vote on the Plan should review the Disclosure Statement before voting to accept or reject the Plan. In addition, there are other agreements and documents that have been or will be filed which are referenced in the Plan or the Disclosure Statement and will be available for review. No solicitation materials, other than the Disclosure Statement and related materials transmitted therewith and approved by the Bankruptcy Court, have been authorized by the Bankruptcy Court for use in soliciting acceptances or rejections of the Plan.

The Debtors and the Committee reserve their respective rights to seek confirmation of a plan of reorganization that does not substantively consolidate all or any of the Debtors’ Estates. Further, the Debtors and the Committee reserve their respective rights to seek confirmation of a different plan of reorganization if this Plan is not confirmed (this reservation of rights also includes any amendments of the Debtors’ schedules necessary to implement such a non-consolidated plan). The Debtors and the Committee reserve the right to alter, amend, modify, revoke or withdraw the Plan as set forth in Section 11.9 herein. In the event this Plan is not confirmed, its filing shall not be deemed to have been a waiver of the Debtors’ exclusive periods in which to file a Plan and solicit acceptances thereof.

The Debtors and the Committee oppose the consolidation of any entities with the selected Debtors other than as provided herein.

ARTICLE I

DEFINITIONS, RULES OF INTERPRETATION,

COMPUTATION OF TIME AND GOVERNING LAW

1.1 Scope of Definitions. For purposes of the Plan, all capitalized terms not otherwise defined shall have the meaning ascribed to them in Article I of the Plan, except as expressly provided or unless the context clearly requires otherwise. Any term used in initially capitalized form in the Plan that is not defined herein but that is used in the Code shall have the meaning ascribed to such term in the Code.

1.2 Definitions.

(1) Additional Defendant Parties means, collectively: (a) the Additional Defendants; (b) all of the current and former affiliate companies of the Additional Defendants; and (c) all of the current and former (i) parents, subsidiaries, predecessors, successors and assigns, officers, directors, executors, administrators, agents, partners, shareholders, members, insurers, affiliated persons or entities, attorneys, other professionals, and employees of (ii) any of (a) or (b).

(2) Additional Defendants means, collectively: (a) FINOVA Group; (b) Berkadia Equity Holdings, LLC, a Delaware limited liability company; (c) Berkadia Management, LLC, a Delaware limited liability company; (d) Berkshire Hathaway, Inc., a Delaware corporation; (e) Leucadia National Corporation, a New York corporation; (f) Thomas Mara, a natural person and resident of the State of New Jersey; (g) Berkadia, LLC, a Delaware limited liability company; (h) Berkadia II, LLC, a Delaware limited liability company; and (i) BH Finance, LLC, a Nebraska limited liability company.

(3) Additional Thaxton Entities means, collectively: (a) Covington Credit of Alabama, Inc.; (b) TICO Reinsurance, Ltd.; (c) Fitch National Reinsurance, Ltd.; and (d) SoCo Reinsurance, Ltd.

(4) Administrative Claim means a cost or expense of the type described in Code section 503 and all fees and charges assessed against the Estates pursuant to section 1930 of title 28 of the United States Code and includes, without limitation, the Restructuring Success Fee, the Settlement Class Counsel Expenses and any Claim of the Indenture Trustee for the payment of fees and expenses under the Indenture. The definition of Administrative Claim does not include a Fee Claim as used in this Plan.

(5) Administrative Claim Bar Date Order means the Bankruptcy Court’s Order (I) Establishing Administrative Bar Date for Filing Requests for Payment of Administrative Expenses, (II) Approving Request for Payment Form, (III) Approving Bar Date Notice, (IV) Approving Mailing and Publication Procedures and (V) Providing Certain Supplemental Relief (D.I. 2787), dated September 28, 2005 which established the bar date for Administrative Claims relating to, or arising in, the period from the Petition Date through November 30, 2005, except to the extent set forth in the Administrative Claim Bar Date Order, which set the Administrative Bar Date (as defined in the Administrative Claim Bar Date Order)

to be the sixth (60) day after notice of the Administrative Bar Date was mailed to the Administrative Bar Date Notice Parties (as defined in the Administrative Claim Bar Date Order).

(6) Administrative Reserve means one or more Reserves of Cash to be funded by the Debtors established under section 6.2 of the Plan.

(7) Affiliate Debtor(s) means, in the singular or plural form, one or more, as dictated by the context in which the definition is used, of the debtors and debtors-in-possession, directly or indirectly wholly-owned by Thaxton consisting of: (a) TICO Credit Company, a Delaware corporation; (b) Thaxton Operating Company, a South Carolina Corporation; (c) Eagle Premium Finance Company, Inc., a Virginia corporation; (d) TICO Premium Finance Company, Inc., a South Carolina corporation; (e) Thaxton Insurance Group, Inc., a South Carolina corporation; (f) Thaxton Commercial Lending, Inc., a South Carolina corporation; (g) Paragon, Inc., a South Carolina corporation; (h) Modern Central Recovery, an Ohio corporation; (i) TICO Credit Company, Inc., a South Carolina corporation; (j) TICO Credit Company of North Carolina, Inc., a North Carolina corporation; (k) TICO Credit Company of Virginia, Inc., a Virginia corporation; (l) TICO Credit Company of Alabama, Inc.¸ an Alabama corporation; (m) TICO Credit Company of Tennessee, Inc., a Tennessee corporation; (n) TICO Credit Company of Mississippi, Inc., a Mississippi corporation; (o) TICO Credit Company of Georgia, Inc., a Georgia corporation; (p) The Modern Finance Company d/b/a TICO Credit Company, an Ohio corporation; (q) TICO Credit Company, a Mississippi corporation; (r) Modern Financial Services, Inc., an Ohio corporation; (s) TICO Credit Company, a Tennessee corporation; (t) Thaxton Investment Corporation, a South Carolina corporation; (u) Southern Management Corporation, a South Carolina corporation; (v) Southern Finance of Tennessee Inc., a Tennessee corporation; (w) Southern Financial Management, Inc., a South Carolina corporation; (x) Covington Credit, Inc., an Oklahoma corporation; (y) Covington Credit of Georgia, Inc., a Georgia corporation; (z) Covington Credit of Louisiana, Inc., a Louisiana corporation; (aa) Covington Credit of Texas, Inc., a Texas corporation; (bb) Southern Finance of South Carolina, Inc., a South Carolina corporation; (cc) Quick Credit Corporation, Inc., a South Carolina corporation; and (dd) TICO Credit Corporation, a South Carolina corporation.

(8) Allowed or Allowed Claim means or refers to, as dictated by the context in which the definition is used, a Claim to the extent (a) such Claim is scheduled by a Debtor pursuant to the Code and Bankruptcy Rules in a liquidated amount and not listed as contingent, unliquidated, zero, undetermined or disputed; or (b) (i) a proof of such Claim has been timely filed, or deemed timely filed with the Bankruptcy Court pursuant to the Code, the Bankruptcy Rules and/or any applicable Final Orders of the Bankruptcy Court, or late filed with leave of the Bankruptcy Court, and (ii) either (A) is not objected to within the period fixed by the Code, the Bankruptcy Rules and/or applicable orders of the Bankruptcy Court, including, without limitation the Confirmation Order and this Plan; or (B) has otherwise been allowed by a Final Order. An Allowed Claim: (y) includes a previously Disputed Claim to the extent such Disputed Claim becomes Allowed when the context so requires; and (z) shall be net of any valid setoff amount based on a valid offset right. Unless otherwise expressly provided herein, in the Confirmation Order or in another Final Order of the Bankruptcy Court, the term “Allowed Claim” shall not, for the purposes of computation of Distributions under the Plan include (i) interest, penalties, late charges or fees accruing from and after the Petition Date, pursuant to section 1123(a)(4) of the Code, (ii) any non-compensatory penalties, fines, punitive damages, exemplary damages, multiple damages, or any other claims or obligations that do not compensate for actual losses incurred or (iii) any other amounts not allowable under the Code or applicable law, including, without limitation, any Claim subject to disallowance, in whole or part, in accordance with Section 502(d) of the Code.

(9) Allowed Amount means an amount equal to that portion (including, when appropriate, the whole) of a Claim that is an Allowed Claim and not a Disputed Claim or Disallowed Claim.

(10) Assets means all property in which any of the Estates has an interest, within the meaning of Code section 541.

(11) Avoidance Actions mean any and all claims, rights, defenses or other causes of action of any Debtor or its Estate arising under any section of chapter 5 of the Code or other applicable law, including, without limitation, sections 502, 510, 541, 542, 543, 544, 545, 547, 548, 549, 550, 551 and 553 of the Code or under similar or related state or federal statues and common law, including fraudulent transfer laws and principles of equitable subordination, whether or not litigation has been commenced as of the Effective Date or such actions are described in the Disclosure Statement or the Debtors’ Schedules and Statement of Financial Affairs, all as may be amended or supplemented.

(12) Ballot means the ballot distributed to each eligible Holder of a Claim by the Balloting Agent, on which ballot such Holder may, inter alia, vote for or against the Plan.

(13) Ballot Deadline means the date and time set by the Bankruptcy Court by which the Balloting Agent must receive all Ballots.

(14) Balloting Agent means the entity designated by the Bankruptcy Court to distribute, collect and tabulate Ballots from Holders, or any successor claims agent.

(15) Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware, having jurisdiction over the Chapter 11 Cases and, to the extent of any withdrawal of the reference made pursuant to section 157 of title 28 of the United States Code, the United States District Court for the District of Delaware.

(16) Bankruptcy Injunction Action means that certain proceeding, filed and currently pending in the Bankruptcy Court styled FINOVA Capital Corporation v. Gregory, et. al., Adversary No. 03-59270.

(17) Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure and the local rules and general orders of the Bankruptcy Court, as now in effect or hereafter amended.

(18) Bar Date Order means the Bankruptcy Court’s Order Establishing Bar Dates For Filing Proofs Of Claim And Approving Form And Manner Of Notice Thereof (D.I. 281), dated December 19, 2003 which established the bar date for certain Unsecured Claims as February 27, 2004.

(19) Business Day means any day except a Saturday, Sunday, “legal holiday” as such term is defined in Bankruptcy Rule 9006(a) and any other day on which commercial banks in either New York City, North Carolina or South Carolina are authorized or required to remain closed.

(20) Cash means cash and any Cash Equivalents of the Debtors or Reorganized Debtors.

(21) Cash Distributions means collectively, the Initial Cash Distribution and all Subsequent Cash Distributions.

(22) Cash Equivalents means equivalents of cash in the form of readily marketable securities or instruments issued by a person other than the Debtors.

(23) Causes of Action mean any and all actions, proceedings, accounts, controversies, agreements, promises, claims, and rights of each Debtor and its Estate including, without limitation, rights to payment or claims, defenses, offsets, recoupments, actions in law or equity or other causes of action, choses in action, suits, damages, rights to legal or equitable remedies, judgments, third-party claims, counterclaims and cross claims, including, without limitation all Avoidance Actions, and all possible actions whether or not described in the Disclosure Statement as amended or supplemented, the Debtors’ Schedules and Statement of Financial Affairs as amended and whether arising under the Code or federal, state, or common law, including, without limitation, such matters which constitute property of any Estate within the meaning of section 541 of the Code, but all regardless of whether any of the foregoing matters are subject to pending litigation or proceedings at the Effective Date or are brought after such dates.

(24) CBH/MVA Settlement Proceeds means the $9.35 million of proceeds, net of any attorneys fees payable from these proceeds that was approved by the South Carolina District Court for Settlement Class Counsel on January 26, 2007, of the settlements with Cherry Bekaert & Holland and Moore & Van Allen in the litigation pending in the United States District Court for the District of South Carolina with Case No. 04-CV-2612 before the Honorable Judge G. Ross Anderson, Jr.

(25) Chapter 11 Case(s) means, in the singular or plural form, one or more, as dictated by the context in which the definition is used, of the chapter 11 cases of the Debtors pending before the Bankruptcy Court as Case Nos. 03-13182 through 03-13213.

(26) Claim means any and all claims (including, without limitation, bankruptcy claims), controversies, actions, causes of actions, demands, torts, damages, costs, attorney’s fees, moneys due on account, obligations, judgments or liabilities of any kind whatsoever in law or equity, arising out of agreement or imposed by statue, common law or otherwise, from the beginning of time to the Effective Date, whether or not known now, anticipated, unanticipated, suspected or claimed, fixed or contingent, whether yet accrued or not, and whether damage has resulted from such or not.

(27) Claims Agent means the entity designated by the Bankruptcy Court to act as the claims agent in the Chapter 11 Cases, or any successor claims agent.

(28) Claims Objection Deadline means the close of business on the 120th day following the Effective Date or such later date as the Bankruptcy Court may fix upon motion of the Debtors.

(29) Claims Trader means any Settlement Class Member that purchased from a Note Seller, was transferred by a Note Seller, or was assigned by a Note Seller all or any portion of: (1) a Thaxton Note or a claim related thereto; or (2) any litigation rights related to a Thaxton Note or a claim related thereto, including, without limitation, any claims or causes of action against FINOVA, any of the Additional Defendant Parties, or any of the Thaxton Debtor Parties; provided, however, that the fact that a person or entity has purchased, was transferred, or was assigned any of the foregoing solely as a result of the death of the transferor shall not make such person or entity a Claims Trader with respect to such purchased, transferred, or assigned rights.

(30) Code means title 11 of the United States Code, as now in effect as to these Chapter 11 Cases or as hereafter amended.

(31) Committee means the Official Committee of Unsecured Creditors in the Chapter 11 Cases of the Debtors appointed by the United States Trustee, as reconstituted from time to time.

(32) Committee Parties means the Committee, its current and former members, and its attorneys and other professionals.

(33) Confirmation Date means the date the Bankruptcy Court enters the Confirmation Order on its docket.

(34) Confirmation Hearing means the hearing or hearings pursuant to which the Bankruptcy Court enters the Confirmation Order.

(35) Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Code.

(36) Debtors means Thaxton and the Affiliate Debtors, including, collectively: (a) Thaxton, a South Carolina corporation; (b) TICO Credit Company, a Delaware corporation; (c) Thaxton Operating Company, a South Carolina corporation; (d) Eagle Premium Finance Company, Inc., a Virginia corporation; (e) TICO Premium Finance Company, Inc., a South Carolina corporation; (f) Thaxton Insurance Group, Inc., a South Carolina corporation; (g) Thaxton Commercial Lending, Inc., a South Carolina corporation; (h) Paragon, Inc., a South Carolina corporation; (i) Modern Central Recovery, an Ohio corporation; (j) TICO Credit Company, Inc., a South Carolina corporation; (k) TICO Credit Company of North Carolina, Inc., a North Carolina corporation; (l) TICO Credit Company of Virginia, Inc., a Virginia corporation; (m) TICO Credit Company of Alabama, Inc.¸ an Alabama corporation; (n) TICO Credit Company of Tennessee, Inc., a Tennessee corporation; (o) TICO Credit Company of Mississippi, Inc., a Mississippi corporation; (p) TICO Credit Company of Georgia, Inc., a Georgia corporation; (q) The Modern Finance Company d/b/a TICO Credit Company, an Ohio corporation; (r) TICO Credit Company, a Mississippi corporation; (s) Modern Financial Services, Inc., an Ohio corporation; (t) TICO Credit Company, a Tennessee corporation; (u)

Thaxton Investment Corporation, a South Carolina corporation; (v) Southern Management Corporation, a South Carolina corporation; (w) Southern Finance of Tennessee Inc., a Tennessee corporation; (x) Southern Financial Management, Inc., a South Carolina corporation; (y) Covington Credit, Inc., an Oklahoma corporation; (z) Covington Credit of Georgia, Inc., a Georgia corporation; (aa) Covington Credit of Louisiana, Inc., a Louisiana corporation; (bb) Covington Credit of Texas, Inc., a Texas corporation; (cc) Southern Finance of South Carolina, Inc., a South Carolina corporation; (dd) Quick Credit Corporation, Inc., a South Carolina corporation; and (ee) TICO Credit Corporation, a South Carolina corporation. All references in this Plan to the “Debtors” in the context of post-Effective Date events, actions or obligations shall be read to include the “Reorganized Debtors”.

(37) Debtors Trust Account means that certain escrow account at Wilmington Trust Company set up pursuant to the Debtors Trust Account Order on September 13, 2006.

(38) Debtors Trust Account Order means the Order entered on September 11, 2006 (D.I. No. 3617) by the Bankruptcy Court for the Debtors establishing the Debtors Trust Account.

(39) Delaware District Court means the United States District Court for the District of Delaware.

(40) Disallowed or Disallowed Claim means or refers to, as dictated by the context in which the definition is used, a Claim or any portion thereof that (a) has been disallowed or expunged by an order of the Bankruptcy Court, (b) is scheduled at zero or as contingent, disputed or unliquidated and as to which no Proof of Claim has been timely filed pursuant to the Bar Date Order or deemed timely filed with the Bankruptcy Court pursuant to either the Code or any order of the Bankruptcy Court or (c) is not scheduled by the Debtors in the Schedules of Assets and Liabilities and as to which (i) no Proof of Claim or request for payment has been timely filed pursuant to the Bar Date Order, Administrative Bar Date Order, this Plan or the Confirmation Order or is not deemed timely filed with the Bankruptcy Court pursuant to either the Code or any order of the Bankruptcy Court, or (ii) no request for payment of a Fee Claim has been timely filed by the applicable deadline pursuant to the Plan or deemed timely filed with the Bankruptcy Court pursuant to either the Code or any order of the Bankruptcy Court.

(41) Disclosure Statement means the Disclosure Statement that relates to this Plan, as such Disclosure Statement may be amended, modified, or supplemented (and all exhibits and schedules annexed thereto or referred to therein), and is approved by the Bankruptcy Court under section 1125 of the Code and Rule 3018 of the Rules of Bankruptcy Procedure.

(42) Disclosure Statement Order means the order of the Bankruptcy Court approving the Disclosure Statement as containing adequate information pursuant to section 1125 of the Code.

(43) Dismissal Order means collectively, the following orders dismissing with prejudice as of the Effective Date the following actions, all of which orders are in form and substance acceptable to each of the parties in its sole and absolute discretion: (1) by both the

South Carolina District Court and the Delaware District Court or the Delaware Bankruptcy Court, the entirety of the FINOVA Litigation, including Count XII thereof; (2) by the Delaware Bankruptcy Court, the Bankruptcy Injunction Action; (3) by the South Carolina District Court, the Gregory Putative Class Action; (4) by the North Carolina District Court, the Hall Action; (5) by the Fourth Circuit, the Injunction Appeal; (6) by the South Carolina District Court, the Moore Action; (7) by the Ohio District Court, the Shope Action; (8) by the Fourth Circuit, the Summary Judgment Appeal; and (9) by the Georgia District Court, the Wood Action.

(44) Disputed Amount means the amount equal to that portion (including, when appropriate, the whole) of a Claim that is a Disputed Claim.

(45) Disputed Claims Reserve means the Reserve or Reserves established under section 6.2 of the Plan funded by the Debtors.

(46) Disputed or Disputed Claim means or refers to, as dictated by the context in which the definition is used, that portion (including, when appropriate, the whole) of a Claim that is neither an Allowed Claim nor a Disallowed Claim. For the purposes of the Plan, a Claim shall be considered a Disputed Claim (a) before the time that an objection has been or may be filed if: (i) the amount or classification of the Claim specified in the relevant proof or request for payment of the Claim exceeds the amount or is different from the classification of any corresponding Claim scheduled by the relevant Debtor in its Schedules of Assets and Liabilities; (ii) any corresponding Claim scheduled by the relevant Debtor has been scheduled as disputed, contingent or unliquidated; or (iii) no corresponding Claim has been scheduled by the relevant Debtor in its Schedules of Assets and Liabilities; (b) if such Claim is the subject of an objection not yet resolved by a Final Order; or (c) if an Avoidance Action asserted against the Holder of such Claim has not been resolved by a Final Order.

(47) Distribution Address means (a) the address indicated on any notice of appearance or notice of transfer of claim filed by a Person or his authorized agent prior to the Confirmation Date, (b) if no notice of appearance or notice of transfer of claim has been filed, then the address indicated on a properly filed proof of Claim as of the Confirmation Date, (c) if no notice of appearance, notice of transfer of claim or proof of Claim has been filed, then the address set forth in the relevant Schedule of Assets and Liabilities for that Person or any register maintained for registered securities as of the Confirmation Date. A Holder of a Claim may designate a Distribution Address different than provided in (a) through (c) above after the Confirmation Date by notifying the Debtors, after the Effective Date of the new Distribution Address in writing. Any change of Distribution Address not provided to the necessary parties by registered mail need not be effectuated by such parties. Notification shall be effective only upon actual receipt.

(48) Distribution(s) means the distributions made in accordance with this Plan.

(49) Effective Date means the first Business Day that occurs after the later of (a) the day on which each condition set forth in Sections 9.1 and 9.2 hereof has been satisfied or waived as set forth in Section 9.3 and (b) the tenth (10th) day following the Confirmation Date or, if the effectiveness of the Confirmation Order has been stayed, the vacatur of such stay.

(50) Employee Savings Claim means any unpaid Claim against the Debtors or their Estates with respect to funds deposited in the Employee Savings Plan.

(51) Employee Savings Plan means The Thaxton Group, Inc. Employee Savings Plan Effective February 11, 2003.

(52) Equity Interest(s) means the rights of each Holder of any equity security, including common stock or preferred stock, issued by Thaxton, including any Claims arising from or related to such equity securities described in section 510(b) of the Code.

(53) Estate(s) means, in the singular form, the relevant estate of any Debtor created in its Chapter 11 Case pursuant to section 541 of the Code and, in the plural form, the consolidated Estates of the Debtors.

(54) Estimation Order means an order of the Bankruptcy Court, pursuant to Bankruptcy Rule 3018, estimating for voting, distribution or other proper purposes under the Code the Disputed Amount of a Disputed Claim.

(55) Executory Contract Schedule means the schedule of executory contracts and unexpired leases, other than those executory contracts and leases that are Southern Assets, designated by the Debtors to be assumed as of the Effective Date of the Plan, pursuant to sections 365 and 1123(b)(2) of the Code and Section 7.1 of this Plan, which shall be in substantially the form contained in the Plan Supplement.

(56) Face Amount means the total of the Allowed Amount and Disputed Amount of a particular Claim or Class of Claims.

(57) Fee Claim means any unpaid Claim against the Debtors or their Estates subject to Bankruptcy Court approval under Code § 1129(a)(4), including claims of professionals, whether or not administrative claims, for the payment of fees and expenses incurred since the Petition Date in connection with the Debtors’ estates or Assets. Any fees and expenses incurred by Settlement Class Counsel and awarded by the South Carolina District Court are not treated under the Plan as Fee Claims. Instead, such fees and expenses of Settlement Class Counsel shall be provided for as described in (a) the definitions for CBH/MVA Settlement Proceeds, Settlement Class Counsel Expenses and Settlement Class Counsel Fees, (b) Section 5.2(e) of this Plan and (c) Exhibit 5 (as amended) of the FINOVA Settlement.

(58) Fee Order means the Bankruptcy Court’s Administrative Order, Pursuant To Sections 331 And 105 Of The Bankruptcy Code, Establishing Procedures For Interim Compensation And Reimbursement Of Expenses Of Professionals [D.I. 16] dated November 12, 2003 (D.I. 111), in the Chapter 11 Cases, as may have been amended or supplemented from time to time.

(59) Final Cash Collateral Order means the Bankruptcy Court’s Final Order Authorizing Debtors to: (A) Use Cash Collateral; and (B) Grant Certain Liens and Provide Security and Other Relief to FINOVA Capital Corporation (D.I. 113), dated November 12, 2003, as amended or modified or hereafter amended.

(60) Final Order means an order or judgment entered on the docket of the Bankruptcy Court, or any other court of competent jurisdiction, that has not been reversed, stayed, modified, or amended, and as to which: (a) the time to appeal or seek review has expired and no timely filed appeal or petition for review, rehearing, remand or certiorari is pending; or (b) any appeal taken or petition for certiorari filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought, provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or other rules governing procedure in cases before the Bankruptcy Court, may be filed with respect to such order shall not cause such order not to be a Final Order.

(61) FINOVA means FINOVA Capital Corporation, the pre-bankruptcy senior secured creditor of the Debtors.

(62) FINOVA Claims means, collectively, all Claims held by FINOVA against the Thaxton Debtor Parties or their respective assets, including, without limitation, all Claims arising out of: (a) the FINOVA Loan Agreement; (b) any of the FINOVA Loan Documents; or (c) the TLP Settlement Order.

(63) FINOVA Liens means the liens granted to FINOVA by the Thaxton Borrowers pursuant to the FINOVA Loan Agreement and the FINOVA Loan Documents.

(64) FINOVA Litigation means that certain proceeding originally filed by the Committee, on behalf of the Thaxton Debtors, in the Delaware Bankruptcy Court against FINOVA styled The Official Committee of Unsecured Creditors of The Thaxton Group, Inc. v. FINOVA Capital Corporation, Adversary No. 04-53129 and currently pending in the Delaware District Court as Case No. 04- CV-0476, and with respect to Court XII, in which judgment has been entered by the South Carolina District Court, which proceeding seeks, inter alia, to disallow the FINOVA Claims under the FINOVA Loan Documents.

(65) FINOVA Loan Agreement means that Third Amended and Restated Loan and Security Agreement dated April 4, 2001 among certain of the Thaxton Borrowers and FINOVA, as amended, modified or supplemented to date, and all related documents.

(66) FINOVA Loan Documents means the “Loan Documents,” as that term is defined in the FINOVA Loan Agreement (including, without limitation, the Debtors’ Trust Account Order and all cash collateral, sale, and escrow orders entered in the Chapter 11 Cases), all as subsequently amended, modified, or supplemented to date.

(67) FINOVA-Related Litigation means, collectively: (a) the FINOVA Litigation; (b) the Bankruptcy Injunction Action; (c) the FINOVA Claims and FINOVA Liens; (d) the Gregory Putative Class Action; (e) the Hall Action; (f) the Injunction Appeal; (g) the Moore Action; (h) the Shope Action; (i) the Society Action; (j) the Substantive Consolidation Request; (k) the Summary Judgment Appeal; (l) the Wood Action; (m) all disputes as to the right to funds in the Debtors’ Trust Account; (n) all Claims of (i) any of the Thaxton Debtor Parties, any member of the Settlement Class, and the Committee against (ii) FINOVA or any of the

Additional Defendant Parties; and (o) all Claims of (i) the Committee or any member of the Settlement Class against (ii) any of the Thaxton Debtors.

(68) FINOVA Settlement means the Master Settlement Agreement dated October 31, 2006 between and among FINOVA, the Debtors, the Committee and the Settlement Class Representative on behalf of the Settlement Class and the Additional Defendants, as approved by the Bankruptcy Court and the South Carolina District Court.

(69) FINOVA Settlement Order means the order entered by the Bankruptcy Court approving the FINOVA Settlement on December 4, 2006 (D.I. 3755).

(70) FINOVA Settlement Payment means the cash to be paid to FINOVA on the Effective Date from the Debtors Trust Account with respect to the FINOVA Claims in accordance with the Plan and the FINOVA Settlement.

(71) Fourth Circuit means the United States Court of Appeals for the Fourth Circuit.

(72) Garrett means James Garrett, a natural person and resident of the state of North Carolina.

(73) Georgia District Court means the United States District Court for the Northern District of Georgia.

(74) Gregory Class Certification Order means that certain order, dated June 8, 2005, entered by the South Carolina District Court, certifying a class of noteholders of TGI in the Gregory Putative Class Action.

(75) Gregory Putative Class Action means that certain action, originally filed in the Court of Common Pleas of Lancaster County, South Carolina against FINOVA and certain other defendants styled Gregory, et al. v. FINOVA Capital Corporation, et al., Case No. 2003-CP-29-697, and subsequently pending in the South Carolina District Court as Case No. 03-CV-03604.

(76) Hall Action means that certain action originally filed in the Superior Court for Mecklenburg County, North Carolina against FINOVA and certain other defendants styled Hall, et al. v. FINOVA Capital Corporation, et al., Case No. 03-CVS-20572, and currently pending in the North Carolina District Court as Case No. 04-00003.

(77) Holder means a person or entity possessing a Claim or Interest by reason of legal or beneficial ownership of such Claim or Interest and means the person or entity reflected on the books and records of the Debtors as the owner of a Claim or Interest, the assignee of such a person to the extent satisfactory evidence of such assignment has been provided to the Debtors and filed with the Bankruptcy Court, and the beneficiary of an IRA account, including without limitation, IRA Accounts with Sterling Trust Company.

(78) Impaired shall have the meaning ascribed to such term in section 1124 of the Code.

(79) Independent Release means the Independent Release attached as Exhibit 2 to the FINOVA Settlement.

(80) Indenture means the Indenture, dated February 17, 1998, between Thaxton and The Bank of New York, with respect to the TGI Notes, as the same may have been amended from time to time.

(81) Indenture Trustee means The Bank of New York, as the indenture trustee under the Indenture, or any successor indenture trustees under the Indenture.

(82) Initial Cash Distribution means the Cash to be distributed to, or used to fund Disputed Claims Reserves or escrows for, Holders of Allowed Class 3 Claims and shall consist of all Cash of the Debtors as of the Effective Date, including the Cash in the Debtors Trust Account net of the FINOVA Settlement Payment, the Voyager Settlement Proceeds, the CBH/MVA Settlement Proceeds, and all other Cash available, minus any Cash used to fund (or to be used to fund) (i) all Reserves for working capital for the Southern Group; (ii) the Administrative Reserve, any Disputed Claims Reserves, and any other Reserves for the payment of Administrative Claims, Fee Claims, Priority Tax Claims, Priority Non-Tax Claims, and Secured Claims, or the Cash used to actually pay any of the Claims in this subsection (ii) by the Debtors on the Effective Date; and (iii) any other Reserves necessary to pay the cost for the winding up of the affairs of the Debtors and the closing of the Chapter 11 Cases.

(83) Injunction Appeal means that certain appeal of the Injunction Denial Order filed with the Fourth Circuit by FINOVA and currently pending.

(84) Injunction Denial Order means that certain order, dated May 19, 2006, denying FINOVA’s motion for the entry of an order enjoining the Gregory Putative Class Action and the Moore Action from proceeding against FINOVA until the completion of the FINOVA Litigation.

(85) Intercompany Claim means an unpaid Claim of a Debtor against another Debtor or a Non-Debtor Subsidiary.

(86) Intercompany Interest(s) means one or more Interests in one of the Affiliate Debtors, or in a specific Affiliate Debtor held by another Debtor, as dictated by the context in which the definition is used.

(87) Interest means an equity interest in any of the Debtors, including outstanding shares of preferred or common stock or any other interest or right to convert into such an equity interest or acquire any equity interest in any Debtor.

(88) Lien has the meaning ascribed to such term in section 101(37) of the Code including, but not limited to, liens, escrows, charges, pledges, encumbrances, rights of offset, and/or security interests of any other kind that encumber any Assets and unexpired leases that the Debtors elect to treat as secured financings in accordance with applicable law.

(89) Modern FC means The Modern Finance Company d/b/a TICO Credit Company, a direct wholly-owned subsidiary of TICO.

(90) Modern Note Claims mean any unpaid Claims against the Debtors or their Estates for unpaid principal or interest as of the Petition Date on the Modern Notes.

(91) Modern Notes mean the subordinated term and daily notes issued by Modern FC and outstanding and unpaid on the Petition Date.

(92) Moore Action means that certain action, filed in the South Carolina District Court against FINOVA and certain other defendants styled Moore, et al. v. FINOVA Capital Corporation, et al., Case No. 03-CV-03724.

(93) Net Proceeds of any Asset means the Estates’ interest in Cash consideration received from the sale, collection, transfer or other conversion of such Assets to Cash in any manner, including but not limited to any Sale Transactions, less the reasonable, necessary and customary expenses attributable to such sale, transfer, collection or conversion, including costs of curing defaults under executory contracts that are assigned, personal property or other taxes accruing in connection with such sale, transfer or conversion or such Assets, reasonable brokerage fees and commissions, collection costs, reasonable attorneys’ fees and expenses that are not Administrative Claims, any applicable taxes or other claims of any governmental authority in connection with such Assets and any escrows or accounts required to be established to hold funds for purchase price adjustments, indemnification claims, or other purposes in connection with such sale, transfer or collection.

(94) Non-Debtor Subsidiary(ies) means, in the singular or plural form, one or more, as dictated by the context in which the definition is used, of the Additional Thaxton Entities.

(95) North Carolina District Court means the United States District Court for the Western District of North Carolina.

(96) Note Purchaser Claims means the unpaid Claims against the Debtors or their Estates of any person or entity who purchased a Thaxton Note issued by any Debtor, including claims for damages, rescission, reimbursement or contribution, that are not Claims on a Thaxton Note for unpaid principal and interest.

(97) Note Seller means any Settlement Class Member that sold, transferred, or assigned all or any portion of his, her or its: (1) Thaxton Note or a claim related thereto; or (2) any litigation rights related to a Thaxton Note or a claim related thereto, including, without limitation, any claims or causes of action against FINOVA, any of the Additional Defendant Parties, or any of the Thaxton Debtor Parties; provided, however, that any person that sold, transferred, or assigned any of the foregoing solely as a result of such person’s death shall not be a considered a Note Seller.

(98) Ohio District Court means the United States District Court for the Southern District of Ohio.

(99) Opt Out Amount means, in the aggregate, six ($6) million in claims of Settlement Class Members; provided, however, that, for purposes of calculating the Opt Out Amount, the claims of Settlement Class Members that execute an Independent Release in accordance with Section III.C.4.(a) of the FINOVA Settlement shall not be included in calculating the Opt Out Amount.

(100) Opt Out Request means a statement from a Settlement Class Member that such Settlement Class Member wishes to opt out of the Settlement Class.

(101) Order Vacating Partial Summary Judgment Order means an order vacating in its entirety the Partial Summary Judgment Order as of the Effective Date that is in form and substance acceptable to each of the Parties, in its sole and absolute discretion.

(102) Other Unsecured Claims means all Unsecured Claims (including, but not limited to, the Modern Note Claims and Employee Savings Claims) that are not TGI Note Claims.

(103) Partial Summary Judgment Order means that certain order, dated as of March 20, 2006, granting the Committee’s motion for summary judgment on Count XII of its complaint in the FINOVA Litigation.

(104) Petition Date means October 17, 2003.

(105) Plan means this Plan of Reorganization, dated as of the date set forth on the first page hereof, for each of the Debtors, together with any amendments or modifications hereto as the Debtors or the Committee may file hereafter in accordance with the terms of the FINOVA Settlement and Plan, all as consented to by FINOVA and the Additional Defendants pursuant to Section 11.2 of the Plan (with any amendments or modifications only being effective if approved by order of the Bankruptcy Court to the extent such approval is necessary).

(106) Plan Release means the form of release covering the Released Defendants as provided for by the FINOVA Settlement or this Plan.

(107) Plan Supplement means the form of documents specified in Section 11.6 of the Plan, which are incorporated herein by reference.

(108) Plan Supplement Date means the date on which the Plan Supplement shall be filed with the Bankruptcy Court, which date shall be at least ten (10) days prior to the earlier of the deadline for objecting to the Plan or the deadline for voting on the Plan as set forth in the Solicitation Procedures Order.

(109) Priority Non-Tax Claim means an unpaid Claim against the Debtors or their Estates entitled to priority pursuant to section 507(a) of the Code, other than: (i) an Administrative Claim; (ii) a Priority Tax Claim; and (iii) a Fee Claim.

(110) Priority Tax Claim means an unpaid Claim against the Debtors or their Estates for taxes entitled to priority pursuant to section 507(a)(8) of the Code.

(111) Ratable, Ratably, Ratable Share or Pro Rata means, at any time, the proportion that the Allowed Amount of a Claim in a particular Class bears to the aggregate Face Amount of all Claims in such Class, unless the Plan otherwise provides.

(112) Record Date means the record date for purposes of making the Cash Distributions under the Plan to the Holders of Class 3 Claims, which shall be the Confirmation Date.

(113) Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable or contractual rights to which a Claim entitles the holder of such Claim so as to leave such Claim unimpaired in accordance with section 1124 of the Code.

(114) Released Defendants means, collectively: (a) FINOVA; (b) all of the current and former affiliate companies of FINOVA; (c) all of the current and former (i) parents, subsidiaries, predecessors, successors and assigns, officers, directors, executors, administrators, agents, partners, shareholders, members, insurers, affiliated persons or entities, attorneys, other professionals, and employees of (ii) any of (a) or (b); and (d) each of the Additional Defendant Parties.

(115) Released Plaintiffs means, collectively: (a) the Thaxton Debtor Parties; (b) the Committee Parties; (c) the Settlement Class Representative; and (d) each Settlement Class Member (provided, however, that a Settlement Class Member is not a Released Plaintiff if such Settlement Class Member (i) properly and timely executes, files and serves an Opt Out Request in accordance with Section III.C.2 of the FINOVA Settlement, (ii) does not properly and timely execute, file and serve an Independent Release in accordance with Section III.C.4.(a) of the FINOVA Settlement, and (iii) properly and timely files any Subsequent Litigation prior to the Subsequent Litigation Bar Date in accordance with Section III.C.4.(b) of the FINOVA Settlement).

(116) Releasing Defendants means, collectively: (a) FINOVA; (b) FINOVA Group; (c) all officers, directors, and employees of FINOVA or FINOVA Group; (d) the Additional Defendants; (e) all officers and directors of the Additional Defendants (but only with respect to Thaxton-Related Claims arising out of the performance of their duties as officers and directors of the Additional Defendants); and (f) all attorneys and professionals for FINOVA and the Additional Defendants in the Chapter 11 Cases, the FINOVA Litigation, the Gregory Putative Class Action, and the Society Action.

(117) Releasing Plaintiffs means, collectively: (a) the Thaxton Debtor Parties; (b) the Committee Parties; (c) the Settlement Class Representative; and (d) each Settlement Class Member (provided, however, that a Settlement Class Member is not a Releasing Plaintiff if such Settlement Class Member (i) properly and timely executes, files and serves an Opt Out Request in accordance with Section III.C.2 of the FINOVA Settlement, and (ii) does not properly and timely execute, file and serve an Independent Release in accordance with Section III.C.4.(a) of the FINOVA Settlement, and (iii) properly and timely files any Subsequent Litigation prior to the Subsequent Litigation Bar Date in accordance with Section III.C.4.(b) of the FINOVA Settlement.)

(118) Released Employees means, collectively and individually, the Debtors, and each person who continues as an officer or employee of any Debtor after the Effective Date.

(119) Reorganized Debtor(s) means, in the singular or plural form, one or more, as dictated by the context in which the definition is used, the Affiliate Debtor(s) in the Southern Group on and after the Effective Date, and the entities that shall succeed to all rights and obligations of the Debtors under the Plan (unless such obligations or rights are seceded in whole or part to another entity). All references in this Plan to the “Debtors” in the context of post-Effective Date events, actions or obligations shall be read to include the “Reorganized Debtors”.

(120) Reserves means the accounts to be established pursuant to Section 6.2 of the Plan on the Effective Date or thereafter and funded with Cash by the Debtors, including, but not limited to, the Administrative Reserve and the Disputed Claims Reserves, required to be established to complete the orderly wind down of the Debtors and the closing of the Estates of the Debtors and for the Administrative Claims, Fee Claims, Secured Claims and other priority Claims that will not be paid on the Effective Date.

(121) Restructuring Success Fee means the amount to be paid to The Finley Group, Inc. for its performance during the Chapter 11 Cases as awarded by the Thaxton Board of Directors, after consultation with the Committee, and approved by the confirmation of this Plan in the amount of $1,000,000.00. Such amount shall be due and payable by the Debtors as an Allowed Administrative Claim to The Finley Group, Inc. after the cash distributed to the Holders of Allowed Class 3 Claims equals a return of 85% of the Allowed Amount of such Claims. The payment of the Restructuring Success Fee is also contingent on Robert Dunn’s and the Finley Group’s being willing to provide services to the Debtors consistent with the terms of their engagement as previously approved by the Court through the final Subsequent Distribution and the closing of the Chapter 11 Cases.

(122) Restructuring Transaction(s) means those transactions or other actions (including without limitation, mergers, stock sales and transfers, asset sales and transfers, consolidations, joint ventures, restructures, dispositions, offerings, liquidations, or dissolutions) that one or more of the applicable Debtors may enter into on, prior to, or after the Effective Date whether in the ordinary course of business or outside the ordinary course of business of such Debtor in accordance with the Plan, including without limitation, actions (i) to effect a corporate restructuring of their respective businesses, (ii) to realign the overall corporate structure of the Debtors and the Affiliate Debtors, (iii) to reincorporate certain of the Affiliate Debtors, (iv) to effect a dissolution or winding up of the corporate existence of some of the Debtors, or (v) to effect such transactions as are necessary to aid in the implementation of the Plan.

(123) Sales Closing Date means the date that the final Sale Transaction is closed.

(124) Sales Procedures means the procedures for a sale or sales of the remaining Assets of the Debtors after the Effective Date pursuant to the Code and this Plan.

(125) Sales Success Fee means the fee payable as a cost of the Sale Transaction by the Debtors, only from the net proceeds of the Sale, to the extent available, prior to any Subsequent Cash Distribution to Holders of Allowed Claims, equal to ten (10%) per cent of the difference between the amount of $79.0 million and the gross proceeds of the sale of the

Southern Assets (net of any cash) to be paid on the following basis: 3% to Roy Little, 2% to James Cantley and 5% to Robert R. Dunn; provided, however, (i) each of Messrs. Little, Cantley and Dunn shall be entitled to receive their respective portion of the Sales Success Fee only if they are willing to continue to serve as officers of Southern through the Sales Closing Date and have not been discharged for cause (“cause” being defined herein as willful misconduct), (ii) this fee shall not be due and payable until the cash distributed to the Holders of Allowed Class 3 Claims equals a return of 85% of the Allowed Amount of such Claims and (iii) the Sales Success Fee shall be reduced by 50 basis points (reducing the ten (10%) percent amount noted above to nine-and-a-half (9.5%) percent) if the sale does not close by August 30, 2007 and by an additional 50 basis points for each of September, October and November if it does not close by the last day of any of those months. The Sales Success Fee was approved by the Thaxton Board of Directors, after consultation with the Committee, and is authorized by the confirmation of this Plan.

(126) Sale Transaction means, in the singular or plural form, one or more transactions effectuating the sale of substantially all of the Assets of the Debtors (consisting of primarily the Southern Assets) as approved by the Board of Directors of the appropriate Debtors and the Committee pursuant to the Plan.

(127) Schedule of Assets and Liabilities means a Debtor’s schedule of assets and liabilities filed with the Bankruptcy Court pursuant to sections 521(1) and 1106(a)(2) of the Code, as amended, supplemented or modified.

(128) Secured Claim means an unpaid Claim against the Debtors or their Estates to the extent it is secured by a Lien or subject to setoff under section 553 of the Code, as provided in section 506 of the Code, but shall not include the FINOVA Claims.

(129) Secured Tax Claims means an unpaid Claim against the Debtors or their Estates for taxes to the extent that it is a Secured Claim.

(130) Settlement Class means, collectively: (1) each person or entity that purchased any Thaxton Note or other rights or claims arising from a Thaxton Note at any time from any person or entity, including, without limitation, any Note Sellers and any Claims Traders; and (2) each person or entity that, as of the date hereof and/or the Effective Date, holds any other unsecured Claim against any of the Thaxton Debtor Parties as certified by the South Carolina District Court on January 26, 2007.

(131) Settlement Class Counsel means, collectively: (a) Bagnell and Eason, LLC and its individual members, Gilbert Bagnell and Randall Eason; and (b) McGowan, Hood, Felder & Johnson Law Firm.

(132) Settlement Class Counsel Expenses means the actual and necessary expenses of Settlement Class Counsel, up to a maximum of $350,000.00, to be paid by the Debtors in accordance with Exhibit 5 (as amended) to the FINOVA Settlement, after being approved by the Debtors and the Committee, as an Allowed Administrative Expense Claim in accordance with this Plan.

(133) Settlement Class Counsel Fees means those fees awarded to Settlement Class Counsel by the South Carolina District Court on January 26, 2007 to be paid from Cash Distributions to Holders of Allowed Class 3 Claims as follows: after Cash Distributions (including the Initial Cash Distribution and any Subsequent Cash Distributions) to Holders of Allowed Class 3 Claims are equal to the aggregate of $109 million, 50% of any further Subsequent Class Distributions to Holders of Allowed Class 3 Claims shall be used to pay Settlement Class Counsel Fees up to a maximum of $8 million in either cash or other consideration in accordance with Exhibit 5 (as amended) of the FINOVA Settlement. This definition of Settlement Class Counsel Fees does not include any fees awarded by the South Carolina District Court to be paid from the CBH/MVA Settlement Proceeds in accordance with Exhibit 5 (as amended) of the FINOVA Settlement prior to the distribution of the CBH/MVA Settlement Proceeds to Holders of Allowed Class 3A Claims.

(134) Settlement Class Member means any person or entity that is a member of the Settlement Class.

(135) Settlement Class Representative means John C. Tibbs, as proposed representative for the Settlement Class.

(136) Shope Action means that certain action, filed and currently pending in the Ohio District Court against FINOVA and certain other defendants styled Shope, et al., v. FINOVA Capital Corporation, et al., Case No. C2-04-022.

(137) Society Action means that certain mass action, originally filed on June 6, 2006 and thereafter contemplated as proceeding in individual cases, and in various forms currently pending in the South Carolina District Court against FINOVA and the Additional Defendants styled Society for Crippled Children et al., v. Berkshire Hathaway, et al., Case No. 06-cv-01728.

(138) Society Dismissal Order means an order dismissing the Society Action that is in form and substance acceptable to each of the Parties, in its sole and absolute discretion.

(139) Solicitation Procedures Order means the Order entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan.

(140) South Carolina District Court means the United States District Court for the District of South Carolina.

(141) Southern means Southern Management Corporation, a direct wholly-owned subsidiary of Thaxton Investment and the direct owner of the other entities consisting of the Southern Group.

(142) Southern Assets means all of the Assets (after the Initial Cash Distribution and the funding of Reserves) of the Affiliate Debtors in the Southern Group and of any of the other Debtors used in the business of the Southern Group.

(143) Southern Group means Thaxton Investment Corporation, a South Carolina corporation (Tax Id. No. 57-1076628), Southern, a South Carolina corporation (Tax Id. No. 57-0587623), and certain of the Affiliate Debtors wholly owned by Southern consisting of Southern Finance of Tennessee, Inc., a Tennessee corporation (Tax Id. No. 62-1617251); Covington Credit of Texas, Inc., a Texas corporation (Tax Id. No. 57-1802963); Covington Credit Inc., an Oklahoma corporation (Tax Id. No. 57-1894987); Southern Finance of South Carolina, Inc., a South Carolina corporation (Tax Id. No. 57-0827143); Covington Credit of Louisiana, Inc., A Louisiana corporation (Tax Id. No. 57-1096371); and Quick Credit Corporation (Tax Id. No. 57-0857420). The Southern Group also includes the non-debtor subsidiary of Southern, Covington Credit of Alabama, Inc., an Alabama corporation (Tax Id. No. 20-3412294), to the extent necessary to effectuate any Sale Transactions concerning the Southern Group or the Southern Assets; provided, however, that the inclusion of Covington Credit of Alabama, Inc. in this definition of the Southern Group does not make any assets of that entity property of the Debtors’ estates (except derivatively through Southern’s ownership of its stock).

(144) Statement of Financial Affairs means, collectively, the statement of financial affairs, as amended, supplemented or modified, of each of the Debtors filed with the Bankruptcy Court pursuant to sections 521(1) and 1106(a)(2) of the Code.

(145) Subsequent Cash Distribution means one or more distributions of all Cash (after the Initial Cash Distribution) to be distributed to Holders of Allowed Class 3 Claims and shall consist of all Cash of the Debtors minus any Cash used to pay Administrative Claims, Fee Claims, Priority Tax Claims, Non-Priority Tax Claims, Secured Claims, Settlement Class Counsel Fees, the Restructuring Success Fee and the Sales Success Fee. Prior to the Subsequent Cash Distributions, the Debtors may fund appropriate Reserves for projected or disputed Administrative Claims, Fee Claims, Priority Tax Claims, Non-Priority Tax Claims, Secured Claims, Settlement Class Counsel Fees, the Restructuring Success Fee and the Sales Success Fee and any other Reserves necessary to pay the cost for winding up the affairs of the Debtors and the closing of the Chapter 11 Cases.

(146) Subsequent Litigation means an action commenced by the filing of a complaint in a court of competent jurisdiction by a Settlement Class Member asserting any Claim against any of the Released Defendants.

(147) Subsequent Litigation Bar Date means January 5, 2007.

(148) Substantive Consolidation Request means, collectively, (a) the motion of the Committee originally filed on March 24, 2004 (D.I. 583) to substantively consolidate the Chapter 11 Cases of Thaxton and the Affiliate Debtors as may be re-noticed or amended and (b) the motion of the Debtors originally filed on August 16, 2004 (D.I. 1242) to substantively consolidate the Chapter 11 Cases of Thaxton and the Affiliate Debtors as may be re-noticed or amended.

(149) Substantive Consolidation Order means an order granting the Substantive Consolidation Request and providing for the substantive consolidation of any of the

Chapter 11 Cases entered pursuant to this Plan. For the avoidance of doubt, the Confirmation Order may also be the Substantive Consolidation Order.

(150) Summary Judgment Appeal means that certain appeal of the Partial Summary Judgment Order filed with the Fourth Circuit Court by FINOVA and currently pending.

(151) Summary Judgment Order means the order entered on March 20, 2006 in the Case captioned: Official Committee of Unsecured Creditors of The Thaxton Group, Inc. v. FINOVA Capital Corporation, case no. 8:04-cv-22275-GRA by Judge G. Ross Anderson, Jr. in the United States District Court for the District of South Carolina, granting the Committee’s motion for summary judgment on count XII of the complaint filed in the FINOVA Litigation. The Summary Judgment Order shall be vacated as of the Effective Date of the Plan pursuant to the FINOVA Settlement.

(152) TGI Note Claims mean unpaid Claims against the Debtors or their Estates, without duplication, of (i) the Indenture Trustee under the Indenture on behalf of the Holders of TGI Notes, and (ii) all Holders of TGI Notes, for the payment of principal and interest owing and unpaid as of the Petition Date in respect of such TGI Notes.

(153) TGI Notes mean the Notes issued under the Indenture.

(154) Thaxton means The Thaxton Group, Inc, the Debtor that is the parent corporation of the Affiliated Debtors.

(155) Thaxton Borrowers means the Debtors, and certain other Thaxton Debtor Parties that are, or at any time were, parties to the FINOVA Loan Agreement or any of the FINOVA Loan Documents.

(156) Thaxton Debtor Parties means collectively: (a) the Thaxton Borrowers; (b) the Additional Thaxton Entities; and (c) all of the current and former (i) parents and subsidiaries, predecessors, successors and assigns, officers, directors, partners, shareholders, members, employees, and attorneys and other professionals of (ii) any of the Thaxton Borrowers or the Additional Thaxton Entities.

(157) Thaxton Note means any note or similar evidence of indebtedness, however titled, issued by the Debtors, including, but not limited to the TGI Notes and Modern Notes.

(158) Thaxton Settlement Approval Order means an order in the Chapter 11 Cases on December 4, 2006 (D.I. 3755) approving the entry of the Thaxton Debtors and the Committee into the Master Settlement Agreement and its terms under Rule 9019 of the Federal Rules of Bankruptcy Procedure as in the best interests of the estates of the Debtors.

(159) Thaxton-Related Claims means all Claims arising under or in connection with, or in any way related to: (a) the FINOVA Claims or the administration, collection, enforcement, or performance thereof; (b) the FINOVA Liens or the administration, collection, enforcement, or performance thereof; (c) the Loan Agreement or the administration, collection, enforcement, or performance thereof; (d) any of the FINOVA Loan Documents or the administration, collection, enforcement, or performance thereof; (e) FINOVA’s loans to any of the Thaxton Debtor Parties or the administration, collection, enforcement, or performance thereof; (f) the Thaxton Debtor Parties, in connection with the relationship of FINOVA with the Thaxton Borrowers; and (g) the conduct of the Released Defendants and the Released Plaintiffs in connection with, or in any way related to, any of the foregoing.

(160) TLP Settlement Order means the Order Approving Modified Stipulation and Order Resolving Certain Claims of: (A) The Thaxton Group, Inc. and its Debtor Subsidiaries; (B) Thaxton Life Partners, Inc. and its Debtor Subsidiaries; and (C) Finova Capital Corporation on May 3, 2005 (D.I. 2321).

(161) Transfer means every mode, direct or indirect, absolute or conditional, voluntary or involuntary, of disposing of or parting with property or with an interest in property, including but not limited to any sale, assignment, lease, transfer, encumbrance, Lien, exchange, mortgage, pledge, hypothecation or other disposition, or the creation of a security interest, in whole or in part.

(162) Unclaimed Property means any Cash or other distributable property unclaimed for a period of ninety (90) days after it has been delivered (or attempted to be delivered) in accordance with the Plan to the Holder entitled thereto in respect of such Holder’s Allowed Claim. Unclaimed Property shall, without limitation, include: (a) checks (and the funds represented thereby) mailed to a Distribution Address and returned as undeliverable without a proper forwarding address; (b) funds for uncashed checks; and (c) checks (and the funds represented thereby) not mailed or delivered because no Distribution Address to mail or deliver such property was available, notwithstanding efforts by the Debtors to locate such address which were commercially reasonable under the circumstances. Distributions of Cash that otherwise would be payable under the Plan to a Holder but for Section 6.10 of the Plan that never, collectively, exceed twenty-five dollars ($25.00) as described in Section 6.10 and for which a request is not made within the one (1) year deadline shall become Unclaimed Property.

(163) Unimpaired shall have the meaning ascribed to such term in section 1124 of the Code.

(164) United States Trustee means the Office of the United States Trustee for the Third Circuit that includes the District of Delaware.

(165) Unsecured Claim means an unpaid Claim against the Debtors or their Estates as of the Petition Date to the extent it is not entitled to priority under the Code, and is not a Secured Claim, a FINOVA Claim, an Intercompany Claim, or Note Purchaser Claim.

(166) Voting Class(es) means, in the singular or plural form, one or more, as dictated by the context in which the definition is used, of the Classes entitled to vote on this Plan.

(167) Voyager means, collectively: (a) Assurant Reinsurance of Turks & Caicos, Ltd., a Turks and Caicos corporation; (b) The Voyager Life Insurance Company, a Georgia corporation; (c) Voyager Life and Health Insurance Company, a Georgia corporation; (d) Voyager Indemnity Insurance Company, a Georgia corporation; (e) Voyager Property and

Casualty Insurance Company, a South Carolina corporation; (f) Voyager American Insurance Company, Ltd., a Turks and Caicos company; (g) American Bankers Insurance Company of Florida, a Florida corporation; (h) American Bankers Life Assurance Company of Florida, a Florida corporation; and (i) American Reliable Insurance Company, an Arizona corporation.

(168) Voyager Settlement means the Settlement Agreement entered into on October 17, 2006 between and among Voyager, the Debtors and the Committee to fully and finally settle and resolve all Claims by Voyager against the Debtors and their Estates and all Claims by the Debtors and the Committee against Voyager as approved by the Bankruptcy Court by an Order issued on December 4, 2006 (D.I. 3756).

(169) Voyager Settlement Proceeds means Cash proceeds from the Voyager Settlement.

(170) Wood Action means that certain action, originally filed in the Superior Court for Gwinnett County, Georgia against FINOVA and certain other defendants styled Wood, et al. v. FINOVA Capital Corporation, et al., Case No. 03-A13343-8, and currently pending in the Georgia District Court as Case No. 04-CV-0011.

1.3 Rules of Interpretation, Computation of Time and Governing Law.

(a) Rules of Interpretation. For purposes of the Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) each pronoun stated in the masculine, feminine or neuter includes the masculine, feminine and neuter; (c) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (d) any reference in the Plan to an existing document or an exhibit filed or to be filed means such document, schedule or exhibit, as it may have been or may be amended, modified or supplemented; (e) unless otherwise specified, all references in the Plan to articles, sections, clauses and exhibits are references to articles, sections, clauses and exhibits of or to the Plan; (f) the words “herein”, “hereunder” and “hereto” and other words of similar import refer to this Plan in its entirety rather than to a particular portion of the Plan; (g) captions and headings to articles and sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (h) any reference to an entity as a Holder of a Claim or Interest includes that entity’s successors, assigns and affiliates; (i) the rules of construction set forth in section 102 of the Code shall apply to the extent such rules are not inconsistent with any other provision in this Section; and (j) any term used herein that is not defined herein shall have the meaning ascribed to any such term used in the Code and/or the Bankruptcy Rules, if used therein.

The Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors, the Committee, and certain other creditors and constituencies. Each of the foregoing was represented by counsel who either (a) participated in the formulation and documentation of, or (b) was afforded the opportunity to review and provide comments on the Plan, Disclosure Statement, and the documents ancillary thereto. Accordingly, the general rule of contract construction known as “contra preferentem” shall not apply to the construction or interpretation of any provisions of the Plan, Disclosure Statement, or any contract, instrument, release, indenture, exhibit, or other agreement or document generated in connection herewith. In the event of a conflict between the FINOVA Settlement on the one hand and the Plan and/or the Confirmation Order on the other, the FINOVA Settlement controls.

(b) Computation of Time. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

(c) Exhibits and Schedules. All exhibits or schedules to the Plan and the Plan Supplement are incorporated herein by reference and are a part of the Plan as if set forth in full herein and, to the extent not annexed hereto, such exhibits or schedules shall be filed with the Bankruptcy Court on or before the Plan Supplement Date.

1.4 Governing Law. Except to the extent that the Code or Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, the rights and obligations of all parties affected by the Plan shall be governed by, and construed and enforced in accordance with, (i) the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof and (ii) the laws of the state of incorporation of each Debtor shall govern corporate governance matters with respect to such Debtor, without giving effect to the principles of conflicts of law thereof.

ARTICLE II

METHOD OF CLASSIFICATION OF CLAIMS

AND INTERESTS AND GENERAL PROVISIONS

2.1 General Rules of Classification. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class or Subclass to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is in a particular Class only to the extent that such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

2.2 Holders of Claims Entitled to Vote. Each Holder of an Allowed Claim, or a Claim that has been temporarily allowed for voting purposes by Order under Bankruptcy Rule 3018(a), in an impaired Class shall be entitled to vote to accept or reject the Plan of the Debtors as provided in the Solicitation Procedures Order.

2.3 Non-Consensual Confirmation. To the extent necessary, the Debtors hereby request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Code. Subject to section 1127 of the Code, the Debtors reserve the right to modify the Plan to the extent that confirmation pursuant to section 1129(b) of the Code requires modification, provided such modifications are consistent with Article XI of the Plan.

2.4 Special Provision Regarding Unimpaired Claims. Except as otherwise provided in the Plan, nothing herein shall affect the rights and defenses, both legal and equitable,

of the Debtors or the Committee, as the case may be, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.

2.5 Bar Dates for Administrative Claims. All parties seeking payment of an Administrative Claim, other than a Fee Claim, must file with the Bankruptcy Court and serve upon the Debtors a request for payment of such Administrative Claim prior to the applicable deadline set forth below; provided, however, that parties seeking payment of postpetition ordinary course trade obligations, postpetition payroll obligations incurred in the ordinary course of a Debtor’s postpetition business and amounts arising under agreements approved by the Bankruptcy Court or the Plan need not file such a request.

With respect to Administrative Claims, other than Fee Claims, relating to, or arising in, the period from the Petition Date through November 30, 2005, except to the extent set forth in the Administrative Claim Bar Date Order, a Holder of such Administrative Claim must have filed a request for payment of such Claim by the applicable bar date in order to be eligible to receive Distributions under the Plan on account of such Administrative Claim. See the Administrative Claim Bar Date Order for more information about how to comply with this deadline and to determine whether this deadline applies to you. With respect to Administrative Claims (other than Fee Claims) not subject to the Administrative Claim Bar Date Order, including those Administrative Claims arising after November 30, 2005, a Holder of such Administrative Claim must file with the Bankruptcy Court and serve on the Debtors a request for payment of such Claim so as to be received on or before 4:00 p.m. (Eastern Time) on the date that is the first Business Day after the date that is thirty (30) days after the Effective Date, unless otherwise agreed to by the appropriate Debtor, without further approval by the Bankruptcy Court. Failure to comply with these deadlines shall forever bar the holder of an Administrative Claim from seeking payment thereof.

Any Holder of an Administrative Claim that does not assert such Claim in accordance with this Section shall have its Claim deemed Disallowed under this Plan and be forever barred from asserting such Claim against any of the Debtors, the Estates or their Assets. Any such Claim and the Holder thereof shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset, recoup or recover such Claim.

2.6 Bar Date for Fee Claims. All proofs or applications for payment of Fee Claims must be filed with the Bankruptcy Court and served in accordance with the Fee Order by the date that is the first Business Day after the date that is sixty (60) days after the Effective Date unless otherwise agreed to by the Debtors, without further approval by the Bankruptcy Court. Failure to comply with these deadlines shall forever bar the holder of a Fee Claim from seeking payment thereof.

Any Holder of a Fee Claim that fails to file and serve an application in accordance with the Fee Order on or before such time as set forth in this sub-section of the Plan shall have their Claim be Disallowed under the Plan and be forever barred from asserting such Claim against any of the Debtors, the Estates, or their Assets. Any such

Claim and the Holder thereof shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset, recoup or recover such Claim.

2.7 Bar Dates for Unsecured Claims. To the extent not otherwise provided in the Code or the Bankruptcy Rules, the bar date for certain Unsecured Claims was established by the Bar Date Order. The bar date was February 27, 2004.

Any Holder of an Unsecured Claim that has failed to file such a timely proof of Claim to the extent required by the Bar Date Order, applicable Code sections or Rules, or other orders of the Bankruptcy Court with the Claims Agent on or before such time shall have their Claim be deemed Disallowed under this Plan and be forever barred from asserting such Claim against any of the Debtors, the Estates or their Assets. Pursuant to the terms of the Plan and Confirmation Order, any such Claim and the Holder thereof shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset, recoup or recover such Claim.

2.8 Less Favorable Treatment. Any other provision of the Plan notwithstanding, the Holder of an Allowed Claim may agree with the Debtors to receive other, less favorable treatment, than that provided in the Plan.

2.9 Corrective Actions. The Debtors are authorized to take such actions as necessary and appropriate to carry out the Plan, including, but not limited to, the correction of mistakes or other inadvertent actions in making distributions or transfers under the Plan. The Debtors may seek return of such transfers to the extent of any errors, notwithstanding that the transfer would otherwise be irrevocable under the Plan.

ARTICLE III

UNCLASSIFIED CLAIMS

In accordance with section 1123(a)(1) of the Code, Administrative Claims, Fee Claims and Priority Tax Claims, as described below, have not been classified.

3.1 Administrative Claims. Subject to the terms herein, each Holder of an Allowed Administrative Claim (other than Fee Claims, which are provided for in Section 3.3, below) shall be paid 100% of the unpaid allowed amount of such Administrative Claim in Cash by the Debtors on or as soon as reasonably practicable after the Effective Date. Notwithstanding the immediately preceding sentence: (i) any Allowed Administrative Claims (A) for goods sold or services rendered representing liabilities incurred by the Southern Group in the ordinary course of business during the Chapter 11 Cases involving trade or vendor Claims, subject to compliance with any applicable bar date, shall be paid by the Debtors in the ordinary course in accordance with the terms and conditions of any agreements relating thereto and (B) arising from amounts necessary to cure executory contracts and unexpired leases assumed by the Southern Debtors in connection with the orderly sale of their businesses after the Effective Date shall be paid by the Debtors as ordered by the Bankruptcy Court; and (ii) Administrative Claims of the United States Trustee for fees pursuant to section 1930(a)(6) of title 28 of the United States Code shall be paid in accordance with the applicable schedule for payment of such fees by Debtors.

3.2 Priority Tax Claims. Subject to the terms herein, each Holder of an Allowed Priority Tax Claim shall be paid 100% of the unpaid amount of such Allowed Priority Tax Claim in Cash by the Debtors on or as soon as reasonably practicable after the relevant Effective Date; provided, however, that at the option of the Debtors may make Distributions for any Allowed Priority Tax Claim over a period not exceeding six (6) years after the date of assessment of such Allowed Priority Tax Claim as provided in Section 1129(a)(9)(C) of the Code. If the Debtors elect this option as to any Allowed Priority Tax Claim, then the payment of such Allowed Priority Tax Claim shall be made in equal semiannual installments with the first installment due on the later of: (i) the Initial Cash Distribution, (ii) 30 calendar days after the date on which an order allowing such Allowed Priority Tax Claim becomes a Final Order, and (iii) such other time as may be agreed to by the Holder of such Allowed Priority Tax Claim and the Debtors. Each installment shall include simple interest on the unpaid portion of such Allowed Priority Tax Claim, without penalty of any kind, at the statutory rate of interest provided for such taxes under applicable nonbankruptcy law; provided, however, that the Debtors shall reserve the right to pay any Allowed Priority Tax Claim, or any remaining balance of such Allowed Tax Claim, in full, at any time on or after the Effective Date, without premium or penalty. Any claim or demand for penalty relating to any Priority Tax Claim (other than a penalty of the type specified in section 507(a)(8)(G) of the Code) shall be disallowed, and the Holder of an Allowed Priority Tax Claim shall not assess or attempt to collect such penalty from the Debtors, the Estates, or their Assets.

3.3 Fee Claims. Subject to the terms herein, each Holder of an Allowed Fee Claim shall be paid in the manner specified by the Bankruptcy Court in any order approving payment of such Fee Claim.

ARTICLE IV

CLASSIFICATION AND TREATMENT OF PRIORITY,

SECURED AND UNSECURED CLAIMS AND EQUITY INTERESTS

4.1 Class 1 (Priority Non-Tax Claims):

Classification: Class 1 consists of all Priority Non-Tax Claims.

Treatment: Subject to the terms herein, each Allowed Class 1 Claim will be paid in full in Cash on the Effective Date.

Voting: Class 1 is not impaired, and Holders of Class 1 Claims are not entitled to vote.

4.2 Class 2 (Secured Claims):

Classification: Class 2 shall consist of all Secured Claims.

Treatment: Subject to the provisions of sections 502(b)(3) and 506(d) of the Code and the terms herein, each Holder of an Allowed Class 2 Claim shall receive on account of that Claim on the Effective Date, at the option of the Debtors, (a) return of the collateral securing such Claim, (b) the Net Proceeds of the Debtors’ interest in the relevant collateral, up to the Allowed Secured Amount of such

Class 2 Claim, subject to applicable inter-creditor lien priorities; (c) Cash in the Allowed Amount of such Secured Claim, in exchange for release of the lien securing such Claim, (d) Reinstatement in accordance with the provisions of 11 U.S.C. § 1124(2); or (e) such other treatment as is determined by Final Order of the Bankruptcy Court to provide the indubitable equivalent of such Allowed Secured Claim. To the extent interest after the Petition Date is included in the Allowed Amount of any Secured Claim, such interest shall accrue at the rate of 5% per annum, compounded annually, unless otherwise provided by Final Order.

Voting: Class 2 is not impaired, and Holders of Class 2 Claims are not entitled to vote.

4.3 Class 3 (Unsecured Claims):

Classification: Class 3 (Unsecured Claims) consists of two subclasses of Unsecured Claims. The two subclasses in Class 3 are the TGI Note Claims (Subclass 3A) and Other Unsecured Claims (Subclass 3B). Holders of Class 3 Claims include all of the Settlement Class Members, except for Holders of Note Purchaser Claims. Each subclass shall vote separately with respect to the Plan. However, Holders of Allowed Claims in each subclass shall receive proportionally equal amounts in the Initial Cash Distribution and the Subsequent Cash Distributions on account of any Allowed Unsecured Claims made to Holders in the entirety of Class 3. Although the sources of the Cash Distributions will differ as described in Sections 5.2(c) and (d), below, each Holder of an Allowed Class 3 Claim (regardless of subclass) shall receive its pro rata share of the total amount of Cash Distributions made to all Holders of Allowed Class 3 Claims.

Treatment: Each Holder of an Allowed Class 3 Claim will receive its Ratable Share of the Cash Distributions; provided, however, that such Cash Distributions shall be subject to the Settlement Class Counsel Fees.

Voting: Class 3 is impaired, Holders of Allowed Class 3 Claims are entitled to vote and each holder of an Allowed Class 3 Claim shall vote in its appropriate subclasses 3A and 3B.

4.4 Class 4 (Note Purchaser Claims):

Classification: Class 4 consists of Note Purchaser Claims. Holders of Class 4 Claims constitute the remaining Settlement Class Members that are not in Class 3.

Treatment: No Holder of an Allowed Class 4 Claim will receive any Distribution on account of such Claim unless otherwise ordered by the Bankruptcy Court.

Voting: Class 4 is impaired, and Holders of Allowed Class 4 Claims will be deemed to have rejected the Plan and will not be entitled to vote.

4.5 Class 5 (FINOVA Claims):

Classification: Class 5 consists of the FINOVA Claims.

Treatment: In accordance with the FINOVA Settlement, FINOVA shall retain the FINOVA Claims and the FINOVA Liens upon only the following property, and receive from the Debtors with respect to the FINOVA Claims and FINOVA Liens (receipt of which shall fully satisfy and discharge such FINOVA Claims and FINOVA Liens):

a.	Cash. On the Effective Date, all of the amounts then in the Debtors’ Trust Account, except for (i) $16 million and (ii) all interest actually earned on such $16 million by the Debtors since August 16, 2006; and

b.	Other Property. On the later of the Effective Date or ten days following the Debtors’ receipt thereof, 50% of all net recoveries (after deducting all litigation expenses from the gross recoveries) in excess of $2.27 million, in the aggregate, from all Avoidance Actions, excluding any recoveries from Voyager or Garrett; provided, however, that nothing herein creates an obligation for the Debtors to pursue such Avoidance Actions.

Except as set forth in the FINOVA Settlement (including, without limitation, in Sections III.C, III.D, IV, V and VI of the FINOVA Settlement), FINOVA waives and releases its FINOVA Claims and FINOVA Liens upon all real and personal property of the Debtors, including all seniority rights with respect thereto, including, but not limited to, those granted under the TGI Notes and the Indenture.

The FINOVA Claims shall be Allowed Claims in the amount of the property to be received in this Section 4.5 and in the FINOVA Settlement.

Voting: Class 5 is impaired, and Holders of Allowed Class 5 Claims are entitled to vote.

4.6 Class 6 (Equity Interests):

Classification: Class 6 will consist of Equity Interests.

Treatment: All Equity Interests shall be deemed cancelled on the Effective Date; provided, however, that all Intercompany Interests in any of the Affiliate Debtors shall continue to be held by the Affiliate Debtor entity that held such interest before the Effective Date. Holders of Allowed Equity Interests will receive no distribution under the Plan.

Voting: Class 6 is an Impaired Class. Holders of Equity Interests shall be deemed to have rejected the Plan and are not entitled to vote.

ARTICLE V

IMPLEMENTATION

In addition to the provisions set forth elsewhere in the Plan, the following shall constitute the means of execution and implementation of the Plan.

5.1 Assets of the Estates.

(a) Vesting of Assets. On the Effective Date pursuant to section 1141(b) of the Code and as otherwise provided in the Plan, (i) the Assets and property of the Debtors shall vest or revest in the appropriate Debtors for use, sale and distribution in accordance with this Plan and (ii) the Cash Distributions and other Distributions (including the payment to FINOVA out of the Debtors’ Trust Account under Article 4.5 of the Plan) required to be made by the Plan shall be made by the Debtors.

As of the Effective Date, all Assets vested or revested, and all Assets dealt with by the Plan, shall be free and clear of all Claims, Liens, and interests except as otherwise specifically provided in the Plan, in the Confirmation Order or in the FINOVA Settlement. Any assets of any Non-Debtor Subsidiaries or their respective properties shall not be affected or impaired by the operation of the Plan, the Confirmation Order, or otherwise except as specifically provided herein or in the FINOVA Settlement.

From and after the Effective Date, subject to the terms of the Plan, the Debtors may operate their businesses (primarily consisting of the Southern Assets) and use, acquire, sell and otherwise dispose of property without supervision or approval of the Bankruptcy Court, free of any restrictions of the Code, the Bankruptcy Rules, and the guidelines and requirements of the United States Trustee, other than those restrictions expressly imposed by the Plan or the Confirmation Order; provided, however, that nothing herein restricts the right of the Debtors and the Committee to seek Bankruptcy Court approval for the sale, assignment, transfer, or other disposal of certain of the Debtors’ Assets after the Confirmation Date in the event that such Court approval is deemed to be beneficial or advisable.

(b) Sale of Assets. The remainder of the Assets (after the Initial Cash Distribution) other than Cash, if not sold before confirmation pursuant to section 363 of the Code, shall be sold by Debtors in the Sale Transaction or otherwise as soon as practicable after the Effective Date and pursuant to the Code, including, without limitation, sections 105, 363, 365, 1123(a)(5)(d), 1129, 1141, 1142 and 1146. The Debtors shall market their remaining Assets in the ordinary course of a sale by a willing seller and willing buyer. The Debtors and the Committee reserve the right to obtain further Bankruptcy Court approval for the sale, assignment, transfer, or other disposal of certain of the Debtors’ Assets after the Effective Date in order to aid in the sale process and recover the maximum value for creditors.

(i) Marketing for Sale. The Debtors have engaged a financial advisor to advise on the sale of the remaining Assets, including the Sale Transaction, and design and implement a sale process. The Debtors’ financial advisors’ duties and responsibilities are specified in its retention agreement and have been expanded to include informing and advising the Committee concerning every aspect of the sale process simultaneously with its giving advice to any Board of Directors of any Debtor. The sale process shall be approved by the appropriate Boards of Directors and the Committee.

(ii) Authorization of Sale Transaction. On or after the Effective Date, the Debtors, with the approval of the Committee, may, without the need for any approval of the Bankruptcy Court, use, sell, assign, transfer, abandon or otherwise dispose of at a public or private sale any or all of the Debtors’ remaining Assets for the purpose of liquidating and converting such Assets to Cash, making distributions and fully consummating the Plan; provided, however, that any such use, sale, assignment, transfer, or other disposal of the Debtors’ Assets having a market value (or, if not readily determinable, a cost basis to the Debtor) of $25,000 or more shall require the prior written consent of the Committee; and, provided further, however, that nothing herein restricts the right of the Debtors and the Committee to seek Bankruptcy Court approval for the sale, assignment, transfer, or other disposal of certain of the Debtors’ Assets after the Effective Date in the event that such Court approval is deemed to be beneficial or advisable. After the Effective Date, the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval and authorization of the Debtors and the Committee to seek a Sale Transaction, free and clear of any and all claims, interests or encumbrances (with such claims, interests or encumbrances attaching to the proceeds) without the need for any further Order of the Bankruptcy Court, and shall authorize the consummation of all transactions necessary to complete the Sale Transaction after the Effective Date pursuant to applicable law, including, without limitation, sections 105, 363, 365,1123, 1129, 1141, 1142 and 1146(c) of the Code. Upon confirmation and subject to the Plan, the appropriate officers of the Debtors shall be authorized to execute any and all documents and perform any and all acts necessary and appropriate to consummate the Sale Transaction. If a further order of the Bankruptcy Court is requested, notice will be given to the (i) the United States Trustee, (ii) the Debtors and their attorneys, (iii) the Committee and their attorneys, (iv) the attorneys for FINOVA, and (v) the list of creditors and parties in interest who had requested notice under Bankruptcy Rule 2002.

(iii) Proceeds and Costs of Sale. The Net Proceeds of any Sale Transaction will be used to provide the Cash for Subsequent Cash Distributions and the funding or additional funding of Administrative Claims, Fee Claims, Priority Tax Claims, Non-Priority Tax Claims, Secured Claims, Settlement Class Counsel Fees, the Restructuring Success Fee and the Sales Success Fee and any other Reserves necessary to pay the cost for winding up the affairs of the Debtors and the closing of the Chapter 11 Cases.

(iv) Sale Procedures. The sale of the remaining Assets of the Debtors, including the Sale Transaction, shall be conducted after the Effective Date pursuant to the Plan and Confirmation Order.

(c) Retention of Rights, Causes of Actions and Defenses. Except as expressly provided for in the Plan or the Confirmation Order, any and all Causes of Action, of any kind or nature whatsoever, against parties arising before the Effective Date, whether known or unknown, asserted or unasserted, matured or unmatured and regardless of whether the existence of same has been disclosed, including Avoidance Actions, shall survive the Effective Date of the Plan and shall be preserved for the benefit of the Debtors and their creditors, and shall be enforceable by the parties set forth herein in the name of the Debtors or otherwise. The primary responsibility for the prosecution and settlement of such Causes of Action, including Avoidance Actions, shall be vested in the Debtors and the Committee. The Debtors and the Committee, as the case may be, shall pursue those Causes of Action, including Avoidance Actions, as appropriate, in accordance with their respective judgment, of what is in the best interests, and for the benefit of the Debtors, the Estates and their Assets.

Subject to the foregoing proviso, the Debtors shall retain all rights to pursue, settle or abandon such Causes of Action that have vested in each of them as a representative of the Estates pursuant to section 1123(b)(3) of the Code in accordance with the Plan and the Confirmation Order. All Causes of Action, including Avoidance Actions, are reserved and preserved to the extent set forth in the Plan, including, without limitation, this Section and Section 10.2 of the Plan. Confirmation of this Plan shall not be deemed res judicata or waiver or the basis for estoppel or create any defense as to the prosecution to judgment on the merits of any and all claims of the Debtors, Causes of Action, including without limitation, the Avoidance Actions by the Debtors, whether an action to prosecute such claims of the Debtors or Causes of Action are filed prior to or after confirmation of the Plan.

All Avoidance Actions that are pending at the Confirmation Date are specifically preserved and reserved and shall continue in the same status as existed on the Confirmation Date subject to further order of the Court.

5.2 Distributions.

(a) Funding of Distributions. The Distribution made in accordance with Article 4.5(a) of the Plan shall be made on the Effective Date from the Debtors Trust Account prior to any other Distributions under this Plan. The Initial Cash Distribution shall be made from available Cash on the Effective Date. It is anticipated that the Initial Cash Distribution will be approximately $23.3 million based on the assumption that the Debtors will have available and be able to utilize the following sources of funds for the Initial Cash Distribution: (1) cash in the Debtors Trust Account net of the Finova Settlement Payment (approximately $16 million); (2) the CBH/MVA Settlement Proceeds (approximately $5 million); and (3) the Voyager Settlement Proceeds (approximately $2.3 million). To the extent not otherwise provided for herein or ordered by the Bankruptcy Court, the Debtors shall estimate appropriate Reserves to be set aside in the Disputed Claims Reserves, the Administrative Reserve, or other Reserves necessary to pay or reserve for the payment of actual expenses and liabilities of the Debtors and the Estates after the Effective Date to pay for the cost of winding up the affairs of the Debtors and closing of the Chapter 11 Cases and to pay or reserve for payment of fees and expenses which accrued prior to the Effective Date, including Fee Claims, Administrative Claims, Priority Non-Tax Claims, Priority Tax Claims, US Trustee fees and Secured Claims. All Reserves not utilized by the completion of the winding up of the Chapter 11 Cases shall be distributed as part of a final Subsequent Cash Distribution.

(b) Responsibility for Distributions. The Debtors shall be solely responsible for making the Cash Distributions and all other payments and Distributions under the Plan required to be made on the Effective Date, including, without limitation, the payment of Unclassified Claims, Priority Claims and Secured Claims. The Debtors shall pay (i) Allowed Administrative Claims (A) for goods sold or services rendered representing liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases involving trade or vendor Claims, subject to compliance with any applicable bar date, in the ordinary course in accordance with the terms and conditions of any agreements relating thereto and (B) arising from amounts necessary to cure executory contracts and unexpired leases assumed by the Debtors in connection with the continuation of their businesses after the Effective Date, as described in Section 3.1 of the Plan, (ii) Allowed Priority Tax Claims for which the Debtors elect to make payment over a period of six (6) years as described in Section 3.2 of the Plan and (iii) Allowed Secured Claims to the extent the Assets securing such Claims have vested in the Debtors under the Plan, all as subject to appropriate reserves as described in the Plan. On the Effective Date, the Indenture Trustee shall be released from any duty or responsibility it may have under the Indenture to make the Distributions on account of the TGI Note Claims and shall not be liable to any Holder of a TGI Note Claim on account of any act or failure to act of the Debtors in carrying out the Debtors’ responsibility under the Plan to make Distributions.

(c) Special Provision for Holders of TGI Note Claims. Pursuant to the Order entered by the South Carolina District Court, dated January 26, 2007, as contemplated in the FINOVA Settlement, a portion of the Ratable Cash Distribution received by each Holder of an Allowed Class 3A Claim, described in Section 4.3 above, will be provided from the CBH/MVA Settlement Proceeds.

(d) Special Provision for Holders of Other Unsecured Claims. To the extent that Class 3A receives payment from the CBH/MVA Settlement Proceeds, Holders of Allowed Claims in Class 3B shall receive a Cash Distribution from the Debtors, other than from the CBH/MVA Settlement Proceeds, in such a manner that the total amount paid on account of the Allowed Claims in Class 3B when expressed as a percentage of the total Allowed Claims in Class 3B shall be equal to the total amount paid on account of Allowed Claims in Class 3A (from both the Debtors’ Estates and the CBH/MVA Settlement Proceeds) when expressed as a percentage of the total Allowed Claims in Class 3A. In other words, it is intended that Holders of Allowed Claims in Class 3B received the same proportional distribution as Holders of Allowed Claims in Class 3A.

(e) Making Distributions. All Cash that is accumulated after the Effective Date, from the operations of the Debtors and their subsidiaries and all Net Proceeds of the Sales Transaction (net of cash used (i) to fund Reserves, (ii) to pay Administrative Claims, Fee Claims, Priority Tax Claims, Non-Priority Tax Claims, Secured Claims, Settlement Class Counsel Fees, the Restructuring Success Fee and the Sales Success Fee in accordance with this Plan, and (iii) necessary to pay the expenses of winding up the affairs of the Debtors) shall be distributed to the holders of Allowed Class 3 Claims as Cash Distributions.

5.3 Debtors Post-Confirmation

(a) Continued Corporate Existence. Subject to the Restructuring Transactions, certain of the Debtors shall continue to exist after the Effective Date in accordance with the laws of their respective states of incorporation and pursuant to their respective articles of incorporation and bylaws in effect prior to the Effective Date (except to the extent such articles of incorporation and bylaws are amended pursuant to the Plan) without prejudice to any right (i) to terminate such existence (whether by dissolution, merger or otherwise) under applicable law after the Effective Date as necessary to effect a winding up of the affairs of certain of the Debtors and (ii) to amend their respective articles of incorporation and bylaws. After the Effective Date, the Debtors shall file appropriate documents with the applicable state regulatory authorities to provide for such corporate dissolution as part of the process of winding up the affairs of each Affiliated Debtor that is not necessary to continue to operate as part of the orderly liquidation of the Debtors. As soon as practicable after the closing of the Sale Transaction, the Debtors shall file appropriate documents with the applicable state regulatory authorities to provide for corporate dissolution of the remaining Debtors as part of the process of winding up the affairs of the Debtors.

(b) Restructuring Transactions. On or after the Effective Date, the Debtors may enter into Restructuring Transactions and may take such actions as may be necessary or appropriate to effect the relevant Restructuring Transactions, including, but not limited to, the merger of any members of the Southern Group into Southern and the restructuring of the Intercompany Interests of the members of the Southern Group, and all of the transactions described in the Plan. Such actions may also include: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate articles of incorporation, merger, consolidation or dissolution with the appropriate governmental authorities under applicable law; and (iv) all other actions that such Debtors determine are necessary or appropriate, including the making of filings or recordings in connection with the relevant Restructuring Transaction.

For Restructuring Transactions, in each case in which the surviving, resulting or acquiring corporation in any such transaction is a successor to a Debtor, such surviving, resulting or acquiring corporation will perform the obligations of the applicable Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Debtor, except as provided in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting or acquiring corporation, which may provide that another Debtor will perform such obligations.

The form of each Restructuring Transaction shall be determined by the boards of directors of a Debtor party to any Restructuring Transaction. Implementation of the Restructuring Transactions shall not affect the Distributions under the Plan.

(c) Directors. Upon the Effective Date, the operation of each of the Debtors shall become the general responsibility of its respective board of directors (or their equivalents) that shall, thereafter, have the responsibility for the management, control and operation of each of the Debtors. The initial board of directors for Thaxton and Southern shall be the current board of directors of Thaxton and such additional persons as the Committee may designate. The initial boards of directors of any other Debtor other than Southern shall be designated by the board of directors of Thaxton or Southern. Notice of any change of directors shall be given to the Chief Executive Officer of the Debtors and the attorneys for the Debtors and to the South Carolina District Court.

(d) Corporate Action and Other Documents and Actions. The execution and delivery of any contract, instrument, release, document or agreement, and any other matter provided for under the Plan involving the corporate action to be taken by or required of any of the Debtors shall be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects upon approval by the board of directors of the Debtors or the Committee, as appropriate under this Plan, without any requirement of action or approval by shareholders of Thaxton.

(e) Common Stock of Thaxton. On the Effective Date, the common stock of Thaxton shall cancelled.

(f) Reinstatement of Common Stock of Affiliate Debtors. Subject to the Restructuring Transactions, the common stock of any Affiliate Debtor that was owned by another Debtor shall continue to be owned by such Debtor except to the extent that a different treatment is set forth in the Plan Supplement and approved by the Confirmation Order.

5.4 Cancellation of Securities and Agreements.

On the Record Date, except as otherwise specifically provided in the Plan or the Confirmation Order, the transfer books and records with respect to each security, note or instrument issued by a Debtor and evidencing a Claim or Interest dealt with in the Plan shall be closed. On the Effective Date, and except for the right to receive the Distributions, if any, provided by the Plan, a holder or owner of any such security, note or instrument including, but not limited to, the TGI Notes, issued by any Debtor shall have no rights against any Debtor or the Indenture Trustee arising from or relating to such security, note or instrument and such security, note or instrument shall be cancelled. Each Holder of a security, note or instrument evidencing an Allowed Claim may be required to surrender such instrument as a condition to receipt of the Distributions provided in the Plan. The Debtors may require the Holder of any lost or destroyed security, note or instrument to submit an affidavit of loss and an agreement to indemnify, in form and substance determined by the Debtor, before such Holder may receive a Distribution with respect to such lost or destroyed instrument; provided, however, that the Indenture and any other agreements that governs the rights of holders of TGI Notes and that is administered by the Indenture Trustee, or an agent or servicer, shall continue in effect solely for the purpose of allowing the Debtors to make Distributions on account of TGI Notes under the Plan and provided, further, that cancellation of any TGI Notes or the termination of the Indenture shall not impair any seniority rights or subordination obligations provided for by such notes or Indenture, except as otherwise provided herein.

Except as provided directly above and in Sections 6.3 and 6.8 of the Plan, the Debtors and the Indenture Trustee shall not have any obligation to recognize any transfer of Modern Notes, TGI Notes, the FINOVA Claims and any Equity Interests occurring after the Effective Date unless otherwise agreed to by the parties or ordered by the Bankruptcy Court.

5.5 Substantive Consolidation. For the purposes of the Chapter 11 Cases and the Plan only, all assets and liabilities of the selected and designated Debtors will be substantively consolidated on the Effective Date. As a result, Claims filed against multiple consolidated Debtors seeking recovery of the same debt shall only receive a single Distribution to the extent

Allowed from the consolidated estates. Intercompany Claims shall be disregarded for voting or distribution purposes. For Debtors not included in the substantive consolidation, the treatment of those creditors will be as set forth in the Plan as amended as a joint plan or by a separate plan.

5.6 Continuance and Powers of the Committee. The Committee shall continue in existence after the Effective Date. In addition to those rights and powers specified in section 1103 of the Code, the Committee shall exercise such additional rights and powers as it may have been assigned by the Bankruptcy Court prior to the Effective Date. In particular, the Committee shall approve and authorize the particulars of the Sale Transaction and shall select the directors of Thaxton and shall have the authority to remove, replace or add any director of Thaxton. The Committee is authorized to take such other actions as are necessary to implement the Plan. Reasonable expenses for members of the Committee and the fees and expenses of their professionals shall be paid by the Debtors.

5.7 Post-Effective Date Fees and Expenses. From and after the Effective Date, the Debtors and the Committee shall, in the ordinary course of business and without the necessity for any approval by or filing with the Bankruptcy Court, (a) retain such professionals, including, without limitation, professionals retained in the Chapter 11 Cases and (b) the Debtors shall pay the reasonable professional fees and expenses incurred by the Debtors and the Committee related to the implementation and consummation of or consistent with the provisions of the Plan, including, without limitation, reasonable fees and expenses incurred in connection with the wind up of the affairs of the Debtors and the closing of the Chapter 11 cases.

ARTICLE VI

GENERAL PROVISIONS REGARDING TREATMENT OF CLAIMS AND

INTERESTS AND DISTRIBUTIONS UNDER THE PLAN

6.1 Special Considerations for Distributions to Holders of TGI Note Claims and the Indenture Trustee. All Cash Distributions made and payable to the Holders of TGI Notes issued under the Indenture shall be made by the Debtors directly to the Holders of Allowed Class 3A Claims. In consideration of the Indenture Trustee consenting to the Cash Distributions being paid directly to the Holders of the TGI Note Claims by the Debtors, and as required by the Indenture, the Debtors shall pay to the Indenture Trustee as soon as reasonably practicable after the Effective Date, as an Allowed Administrative Claim, the Indenture Trustee’s fees and expenses made or incurred under the Indenture in the amount of $336,875.00 as of the date of this Plan plus such additional fees and expenses as may be incurred until the Indenture Trustee is discharged, which amounts shall not be specifically taxed to any particular Class or subclass of Holders of Allowed Claims.

6.2 Reserves.

On or after the Effective Date, after the Distribution to FINOVA pursuant to Section 4.5(a), the following Reserves may be established.

(a) Disputed Claim Reserve.

(i) Establishment of Disputed Claims Reserves. On or after the Effective Date, the Debtors, after consultation with the Committee, shall create and fund Reserves for Disputed Claims, defined as Disputed Claims Reserves, with such records as are necessary or useful to conclude the Claims allowance process with respect to Disputed Claims and to make Distributions from such Reserves to the Holders of Disputed Claims that are ultimately Allowed by Final Order.

(ii) Amounts to Be Reserved. On the Effective Date, the Debtors shall reserve the Ratable proportion of all Assets allocated for distribution on account of each Disputed Claim based upon the amount of each such Disputed Claim, or such lesser amount as may be agreed to by the Holder of the Claim and the Debtors, or as may otherwise be determined by order of the Bankruptcy Court.

(iii) Distribution. Distributions on any Disputed Claim that becomes an Allowed Claim prior to the Initial Cash Distribution shall be made on the Effective Date. Distributions with respect to Disputed Claims or Disallowed Claims that subsequently become Allowed Claims shall be made only to the extent that a Distribution would have been made had such Claim been an Allowed Claim on the Effective Date (less any taxes paid with respect to amounts held in the Disputed Claims Reserves). No interest shall accrue or be paid with respect to any Distribution paid after the Effective Date.

(iv) Termination of Disputed Claims Reserves. Each of the Disputed Claims Reserves shall be closed by the debtors on the earlier of (i) the disbursement of all Assets in such Reserve or (ii) the Disallowance or Allowance of each Claim covered by such Reserve. If Assets remain in any Disputed Claim Reserve at the time of its Closing, such Assets shall be transferred to the Debtors for the benefit of Holders of Class 3 Claims.

(v) Limitation of Liability for Funding the Disputed Claims Reserves. Except as expressly set forth in the Plan, the Debtors shall have no duty to fund any Disputed Claims Reserve.

(b) Administrative Reserve. On or after the Effective Date, the Debtors shall create and fund Reserves for Administrative Claims and Fee Claims, defined as the Administrative Reserve, in an amount or amounts as determined by the Committee and the Debtors. Upon the payment of all Allowed Administrative Claims and Allowed Fee Claims, the Debtors shall close the Administrative Reserve, and all Cash or other Assets and other property held in the Administrative Reserve shall be distributed to the Debtors for Distribution to Holders of Allowed Class 3 Claims.

(c) Other Reserves. On or after the Effective Date, the Debtors shall (1) create and fund a Reserve in an amount or amounts necessary for working capital for the Southern Group’s operations through the closing of the Sale Transactions and (2) create and fund a Reserve in an amount or amounts as determined by the Committee and the Debtors necessary to pay post-Effective Date fees and expenses of the Debtors, the Committee and their professionals and bankruptcy expenses of the Debtors and their professionals, including, without limitation, projected fees and expenses necessary to wind up the affairs of the Debtors, projected fees and expenses to complete litigation pending at confirmation or commenced thereafter, all fees and charges assessed against the Estates pursuant to section 1930 of title 28 of the United States Code, and any other projected fees and expenses to administer the Plan and close the Chapter 11 Cases. Upon the payment of all outstanding amounts and the closing of the Chapter 11 Cases, all Cash or other Assets and other property held in these other Reserves shall be distributed to the Debtors for Distribution to Holders of Class 3 Claims.

(d) Transmittal of Distributions and Notices. Any property or notice that a Person is or becomes entitled to receive pursuant to the Plan may be delivered by regular mail, postage prepaid, in an envelope addressed to that Person’s Distribution Address. Property distributed in accordance with this Section shall be deemed delivered to such Person regardless of whether such property is actually received by that Person. For the purposes of Distributions under this Plan and to give effect to Section 6.1 of the Plan, the Debtors shall treat the Distribution Address for all Holders of TGI Note Claims to be the Distribution Address for such Holders in the records of the Debtors as of the Effective Date. The Debtors shall make the Cash Distributions under the Plan to the Holders of TGI Note Claims.

6.3 Unclaimed Distributions. Unclaimed Property shall be forfeited by the Holder entitled thereto, whereupon all rights, titles and interests in and to the Unclaimed Property shall immediately and irrevocably revest in the Debtors for treatment under the Plan, the Holder of the Allowed Claim previously entitled to such Unclaimed Property shall cease to be entitled thereto, and such Unclaimed Property shall be Ratably distributed to the other Holders of Allowed Class 3 Claims. A Claim and the Unclaimed Property distributed on account of such Claim shall not escheat to any federal, state or local government or other entity by reason of the failure of its Holder to claim a Distribution in respect of such Claim.

For Holders of Allowed Class 3 Claims for which both (a) mail has been returned during the Chapter 11 Cases and (b) no current address has been obtained by the Debtors, the party making the Cash Distributions under the Plan shall conduct up to two data base searches using at least one “information data base service.” If a current address is located by the first search, the second search shall not need to be done. For purposes of this section, “information data base service” means any automated data base service that (i) (a) contains addresses from the entire United States geographic area, (b) contains the names of at least 50% of the United States adult population, (c) is indexed by name, social security number or tax identification number and (d) is updated at least four times a year or (ii) any service or combination of services which produces results comparable to those of the service described in (i). The party making such distributions shall conduct such search by using the information known to it, including, without limitation, tax identification or social security numbers. The party making the distributions need not conduct the search set forth above if it has received (or possesses) documentation that the creditor is deceased, is not a natural person, or the aggregate value distributable to such creditor is less than twenty-five dollars ($25.00).

6.4 Setoffs. The Debtors may, but shall not be required to, setoff or recoup against any Claim (for purposes of determining the allowed amount of such Claim on which distribution shall be made), any claims of any nature whatsoever that the Debtors may have against the claimant, provided, however, neither the failure to effect such setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claim the Debtors may have against such Claim Holder. All rights of setoff and recoupment are expressly preserved and reserved for the Debtors. However, the Debtors have released their rights of setoff and recoupment against FINOVA pursuant to the FINOVA Settlement.

6.5 Withholding Taxes and Expenses of Distribution. Any federal, state or local withholding taxes or other amounts required to be withheld under applicable law shall be deducted from Distributions hereunder. All Persons holding Claims shall be required to provide any information necessary to effect the withholding of such taxes. In addition, all Distributions under the Plan shall be net of the actual and reasonable costs of making such Distributions.

6.6 Intentionally Omitted.

6.7 Disputed Identity of Holder. If any dispute arises as to the ownership of a particular Allowed Claim or as to the proper allocation or apportionment of any Distribution between the Holder of a Class 4 Claim and the Holder of the Class 3 Claim to whom such Claim was assigned, the Debtors shall make Distributions to the Holder of the Class 3 Claim in the manner provided in this Plan without regard to such dispute and shall be fully protected in doing so, unless and until a party disputing the Holder’s rights obtains, prior to such distribution, an order providing otherwise; provided that, in the event it cannot be determined to whom the Plan requires a Distribution to be made, then the Debtors shall be fully protected in making such Distribution into an escrow account to be held by the Debtors until the disposition thereof shall be determined by Final Order of the Bankruptcy Court and giving notice of such deposit into escrow to all potential Holders then known; and further provided, however, that if the Debtors are not notified of the commencement of an action in the Bankruptcy Court (or another court of competent jurisdiction, if any) to resolve such a dispute within ninety (90) days after the potential Holders have been given notice that the Distribution has been placed in escrow, the property that is the subject of the dispute shall irrevocably become Unclaimed Property.

6.8 Transfers of Claims. As of the close of business on the Record Date, the various transfer registers for each of the Classes of Claims as maintained by the Claims Agent or the Debtors after the Effective Date, or their respective agents, shall be deemed closed. Unless the procedures for updating a Distribution Address after the Confirmation Date are followed (in addition to any other actions necessary to properly effectuate the transfer), no party shall have any obligation to recognize any transfer of a Claim occurring after the Record Date; provided, however, that the Debtors may, in their sole and absolute discretion, recognize the transfer of a Claim after the Record Date.

6.9 Method of Cash Distributions. Any Cash payment to be made pursuant to the Plan will be in U.S. dollars and may be made, at the sole discretion of the Debtors, as appropriate, by draft, check, wire transfer, or as otherwise required or provided in any relevant agreement or applicable law. Any payment or Distribution due on a day other than a Business Day shall be made, without interest, on the next Business Day.

6.10 De Minimis Distributions and Fractional Shares. No Cash payment in an amount less than twenty-five dollars ($25.00) shall be made by the Debtors to any Holder of a Claim unless a request therefore is made in writing to the Debtors prior to one (1) year after the

Effective Date. Cash that otherwise would be payable under the Plan but for this Section shall be reserved and distributed with future Distributions, if any, that, collectively, exceed twenty-five dollars ($25.00). Upon the final Subsequent Distribution, all amounts shall be distributed, regardless of the amount of the Distribution of Cash, unless, in the discretion of the Debtors and the Committee, the cost to distribute the Cash exceeds the amount of the Cash to be distributed to a particular Holder; in such an event, the Cash otherwise distributable to the Holder shall become Unclaimed Property.

6.11 Exemption from Certain Transfer Taxes. Pursuant to section 1146(c) of the Code: (a) the issuance, transfer or exchange of any securities, instruments or documents; (b) the creation or release of any other Lien, mortgage, deed of trust or other security interest; or (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of or in connection with the Plan or the sale of any Assets (including any Sale Transactions), any deeds, releases, bills of sale or assignments executed in connection with the Plan or the Confirmation Order, shall not be subject to any stamp tax, transfer tax, intangible tax, recording fee, or similar tax, charge or expense to the fullest extent provided for under section 1146(c) of the Code.

6.12 Seniority and Subordination.

(a) Release of Seniority Rights by FINOVA. On the Effective Date, and to the extent set forth in the FINOVA Settlement, FINOVA shall release all legal, contractual or equitable rights of seniority provided under the Indenture or any TGI Note or Modern Note, that it may have against each Holder of an Allowed Claim against the Debtors (other than FINOVA), including, without limitation, the Releasing Plaintiffs, and all subordinated obligations of each such Holder’s Allowed Claim, if any, to FINOVA shall be deemed released, satisfied and discharged, entitling each such Holder to receive its Distributions under the Plan.

(b) Escrow of Distributions to Non-Releasing Plaintiff. This release of seniority rights and discharge of subordination obligations shall not apply for the benefit of any Holder of a Class 3 or Class 4 Claim who is not a Releasing Plaintiff. Any other provision of the Plan to the contrary notwithstanding, the Distributions payable to each Holder of a Class 3 or Class 4 Claim, if any, who is not a Releasing Plaintiff shall be delivered to and held in escrow by the Debtors or another responsible party chosen by the Debtors for the benefit of FINOVA until the earlier of (i) such Holder’s delivery to FINOVA of an Independent Release at which time such Distributions shall be released to such Holder or (ii) entry of a Final Order determining whether FINOVA or such Holder is entitled to such Distributions.

(c) Effect of Discharge of Indenture Trustee and Termination of Indenture. The Indenture Trustee shall be discharged from its duties and responsibilities under the Indenture, and the Indenture shall be terminated, in each case, on the Effective Date. Such discharge and termination shall not affect the Indenture Trustee’s right to payment under the Indenture, and this Plan and shall not affect any provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Indenture Trustee.

6.13 Distributions to IRA Accounts. All Distributions with respect to an Allowed Claim in Class 3A that is owned in an IRA account shall be made, at the direction of the beneficiary of such IRA account, either (i) to the IRA Institution where the IRA account was established, (ii) to an IRA Institution designated by the beneficiary of such IRA account prior to such distribution, or (iii) directly to the beneficiary. If no direction is received by the Debtors from the beneficiary of such IRA account, all Distributions with respect to an Allowed Claim in Class 3A that is owned in an IRA account shall be made to the IRA Institution where, according to the records of the Debtors, the IRA account is located.

ARTICLE VII

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

7.1 Assumption or Rejection of Executory Contracts and Unexpired Leases. On the Effective Date, and to the extent permitted by applicable law, each of the Debtors shall reject all executory contracts and unexpired leases except for those executory contracts and unexpired leases that are (a) Southern Assets, (b) listed on the Executory Contract Schedule filed by the Debtors, which may include Southern Assets and may be modified by the Debtors up to ninety (90) days after the Effective Date or (c) executory contracts or unexpired leases entered into after the Petition Date pursuant to the provisions of sections 365 and 1123 of the Code pursuant to the Confirmation Order, if not already rejected as of a prior date; provided, however, that any and all executory contracts or unexpired leases which were or are the subject of separate motions filed pursuant to section 365 of the Code by the Debtors before or on the Confirmation Date shall not be deemed assumed or rejected by the Confirmation Order but shall be treated as so ordered by the Bankruptcy Court in an order entered pursuant to the motion. All executory contracts and unexpired leases that are Southern Assets or are listed on the Executory Contract Schedule may be assumed by the appropriate Southern Debtor in accordance with the provisions of section 365 and section 1123 of the Code up to ninety (90) days after the Effective Date. Subject to the aforementioned proviso, the Confirmation Order shall constitute an order of the Court approving such treatment and any assumption and assignments and rejections pursuant to the Code and this Plan. Contracts or leases entered into after the Petition Date by the Southern Debtors will be performed by such Debtors in the ordinary course of their businesses. The listing of a contract or lease on any schedule filed with the Court will not constitute an admission by the Debtors or any other party that such contracts or leases are executory contracts or unexpired leases as set forth in the Code.

7.2 Bar Date for Rejection Damages. If the rejection of any executory contract or unexpired lease under the Plan gives rise to a Claim, such Claim, to the extent that it is timely filed and is an Allowed Claim, shall be classified in Class 3B; provided, however, that the Claim arising from such rejection shall be forever barred and shall not be enforceable against the Debtors, the Estates or their Assets, their successors or properties, unless a proof of such Claim is filed and served on the Debtors and the Claims Agent within thirty (30) days after the Effective Date. Failure to comply with this deadline shall forever bar the Holder of such a Claim from seeking payment thereof.

7.3 Procedures for the Determination of Cure Amounts. Unless otherwise noted in the Executory Contract Schedule, the cure amount pursuant to section 365(b)(1) of the Code for each assumed or assumed and assigned executory contract or unexpired lease shall be $0.00. Any dispute regarding (i) the nature or amount of any payment necessary to satisfy the listed cure amount under the contract or lease to be assumed or assumed and assigned, (ii) the ability of the Debtors or any assignee, as the case may be, to provide “adequate assurance of future performance,” within the meaning of section 365 of the Code, under the contract or lease to be assumed or assumed and assigned or (iii) any other matter pertaining to assumption or assumption and assignment under section 365 of the Code shall be forever barred and shall not be enforceable against the Debtors, the Estates, their Assets, their successors or properties, unless a motion or objection, as appropriate, is filed and served on the Debtors within thirty (30) days after the date of notice of proposed assumption or assumption and assignment, or such later date as allowed by the Bankruptcy Court. The Debtors under the Plan, shall have the right to dispute any asserted cure amounts, including any amounts noted in the Executory Contract Schedule. And in the event the cure amount is determined to be greater than $0.00, the Debtors, in their sole and absolute discretion, shall be entitled to an order rescinding such assumption or assumption and assignment.

ARTICLE VIII

DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS AND ACTIONS

8.1 Objections to Claims.

The Debtors and the Committee shall have the responsibility for reviewing and objecting to the allowance of any Claim filed in the Chapter 11 Cases as set forth below. If the Debtors or the Committee have objected to claims prior to the Effective Date, the Debtors or the Committee may continue to prosecute such objections.

Subject to the foregoing after the Effective Date, only the Debtors or the Committee may object to Claims and each shall have until the Claims Objection Deadline to file objections to Claims. All objections shall be litigated to a Final Order or settled with Bankruptcy Court approval. Notwithstanding the foregoing, nothing in this Plan shall be interpreted to operate as a waiver or release of (x) any right that any party in interest may have to object to (a) any Claim prior to the Effective Date or (b) any Fee Claim after the Effective Date; or (y) any pending objection to Claims pending as of the Effective Date, regardless of whether such objection was brought by the Debtors or any other party in interest.

Objections to Claims shall not be subject to any defense, including, without limitation, res judicata, estoppel or any other defense because of the confirmation of the Plan and all such objection rights are expressly preserved and reserved by the Plan for the Debtors and their Estates.

8.2 Estimation of Claims. The Debtors or the Committee may, at any time, request that the Bankruptcy Court enter an Estimation Order pursuant to section 502(c) of the Code, fixing the value of, any Disputed Claim or portion thereof for purposes of voting or Reserves, regardless of whether the Debtors or the Committee have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Disputed Claim at any time during litigation concerning any objection to any Disputed Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court enters an Estimation Order estimating any Disputed Claim for distribution or Reserve purposes, the amount of such estimation, unless otherwise provided in such Order, will constitute a maximum limitation on the Allowed Amount of such Claim that may later be determined by the Bankruptcy Court. The Debtors or the Committee may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any mechanism permitted under the Code or the Plan.

8.3 Amendments to Claims. After the Confirmation Date, a Claim may not be filed or amended to increase the amount or a Lien or priority demanded unless otherwise provided by the Bankruptcy Court. Unless otherwise provided herein, any new or amended Claim filed after the Confirmation Date shall be disregarded and deemed Disallowed in full and expunged without need for objection, unless the Holder of such Claim has obtained prior Bankruptcy Court authorization for the filing.

8.4 Authority to Settle Disputed Claims and Causes of Action. From and after the Effective Date, the Debtors shall be authorized with respect to Disputed Claims and Causes of Action, pursuant to Bankruptcy Rule 9019 and section 105(a) of the Code, to (a) compromise and settle Disputed Claims in excess of $25,000.00, upon Bankruptcy Court approval of such settlement and (b) compromise and settle such Causes of Action for claimed damages in excess of $25,000.00 upon Bankruptcy Court approval of such settlement. Notwithstanding any prior order of the Bankruptcy Court or the provisions of Bankruptcy Rule 9019, as of the Effective Date the Debtors and the Committee, jointly, may settle or compromise (y) any Disputed Claim with a Disputed Amount of $25,000.00 or less without approval of the Bankruptcy Court and (z) any Cause of Action for claimed damages of $25,000.00 or less without notice or the approval of the Bankruptcy Court, provided that such settlement or compromise is evidenced by a writing signed by a duly authorized representative of the Debtors and the Committee.

8.5 Recourse. In the event any Disallowed Claim is reconsidered and becomes an Allowed Claim or any Disputed Claim is Allowed in an amount in excess of any Disputed Claim Reserve funded for such Claim, the Holder of such Claim shall have no recourse to or against the Debtors, the Estates or their Assets or any of their respective officers, directors, employees, professionals or agents, or the Committee, or any of their respective officers, directors, members (as to the Committee members, solely in their capacity as members of the Committee), professionals, employees, or agents, or their successors or assigns, or the Holder of any other Claim, or any of their respective property for any deficiencies. However, nothing in the Plan shall modify any right of a Holder of a Claim under section 502(j) of the Code. THUS, THE BANKRUPTCY COURT’S ENTRY OF AN ESTIMATION ORDER OR ALLOWANCE ORDER SHALL LIMIT THE DISTRIBUTION TO BE MADE ON INDIVIDUAL DISPUTED CLAIMS, REGARDLESS OF THE AMOUNT FINALLY ALLOWED ON ACCOUNT OF SUCH CLAIMS.

ARTICLE IX

CONDITIONS PRECEDENT

9.1 Conditions to Confirmation. The Confirmation Order (i) shall not be entered, until and unless the conditions set forth below have been satisfied or waived by the Debtors, the Committee and FINOVA in accordance with the Plan, and (ii) shall:

(a)	be in form and substance acceptable to the Debtors, Committee and FINOVA;

(b)	order, find and decree that the Estates of the selected Debtors’ shall be substantively consolidated on the Effective Date but only to the extent set forth in the Plan; provided, that no entity other than a selected Debtor shall be merged or consolidated with a Debtor or its Estate and no claim against any other entity shall be a Claim unless expressly provided in this Plan;

(c)	order, find and decree that the Confirmation Order shall supersede any orders of the Court issued prior to the Confirmation Date to the extent that those prior orders may be inconsistent with the Confirmation Order; provided, however, that in the event of a conflict between the FINOVA Settlement on the one hand and the Plan and/or the Confirmation Order on the other, the FINOVA Settlement controls;

(d)	order, find and decree that the vesting of Assets in the Debtors: (i) are or shall be legal, valid, and effective transfers of property; (ii) vest or shall vest the transferee with good title to such property free and clear of all Liens, Claims, encumbrances, and Interests of any Person, except as expressly provided in the Plan or Confirmation Order; (iii) do not and shall not constitute avoidable transfers under the Code or under applicable bankruptcy or non-bankruptcy law; and (iv) do not and shall not subject the Debtors to any liability by reason of such transfer under the Code or under applicable non-bankruptcy law, including any laws affecting successor or transferee liability;

(e)	find that the Plan complies with all applicable provisions of the Code, including that the Plan was proposed in good faith and that the Confirmation Order was not procured by fraud;

(f)	find that confirmation of the Plan is not likely to be followed by the need for further financial reorganization, except as specifically provided in the Plan;

(g)	approve, in all respects the Plan Supplement;

(h)	authorize the implementation of the Plan in accordance with its terms and approve in all respects the other settlements, transactions, and agreements to be effectuated pursuant to the Plan;

(i)	order, find and decree that the Sale Procedures pursuant to the Plan and the Confirmation Order, is (i) in the best interests of all of the Debtors’ constituencies and (ii) maximizes the value of the Debtors’ business enterprises;

(j)	provide that any transfers effected or other documents entered into or to be effected or entered into under the Plan shall be and are exempt from any state, city, or other municipality transfer taxes, mortgage recording taxes, and any other stamp or similar taxes pursuant to section 1146(c) of the Code;

(k)	find that the provisions of section 1146(c) of the Code apply to the transactions contemplated hereunder, if applicable; and

(l)	authorize and approve the continuation of the officers of the Debtors and the Boards of Directors of the Debtors to take such action without requiring a vote or consent of the Holders of Equity Interests in accordance with applicable law.

9.2 Conditions to Effective Date. The Plan may not be consummated, and the Effective Date shall not occur, unless and until each of the conditions set forth below is satisfied or waived by the Debtors, the Committee and FINOVA (if and to the extent permitted by Section 9.3 of this Plan):

(a)	The Confirmation Order shall have been entered under Section 9.1 and shall have become a Final Order;

(b)	the Debtors shall have sufficient Cash on hand to fund all Reserves and make the Distributions required to be made on the Effective Date;

(c)	all conditions precedent to the effective date of the FINOVA Settlement as set forth in Section V.B. of the FINOVA Settlement shall have occurred or been waived, including, without limitation:

(i)	the Preliminary Class Settlement Approval Order (as defined in the FINOVA Settlement) becomes a Final Order;

(ii)	the Thaxton Settlement Approval Order (as defined in the FINOVA Settlement) becomes a Final Order;

(iii)	the FINOVA Settlement Approval Order (as defined in the FINOVA Settlement) becomes a Final Order;

(iv)	the Final Class Settlement Approval Order (as defined in the FINOVA Settlement) becomes a Final Order;

(v)	the Disclosure Statement Order becomes a Final Order;

(vi)	the Confirmation Order becomes a Final Order;

(vii)	the Order Vacating Partial Summary Judgment Order (as defined in the FINOVA Settlement) becomes a Final Order;

(viii)	each Dismissal Order becomes a Final Order; and

(ix)	the Society Dismissal Order becomes a Final Order; and

(d)	the parties thereto have executed all Plan Supplement documents, in substantially the same form as submitted to the Court and all conditions precedent contained in any of the foregoing shall have been satisfied or waived.

9.3 Waiver of Conditions. Notwithstanding anything contained in Sections 9.1 and 9.2 hereof, the Debtors, the Committee, FINOVA and the Additional Defendants (by unanimous consent), hereby reserve the right to waive or modify in writing the occurrence of any of the foregoing conditions contained in Sections 9.1 and 9.2, at any time, without notice, without leave of or order of the Bankruptcy Court, and without any formal action other than proceeding to consummate the Plan.

9.4 Effect of Nonoccurrence of the Conditions to Consummation. If each of the conditions to consummation and the occurrence of the Effective Date has not been satisfied or duly waived in accordance with Section 9.3, above, by April 23, 2007, or such later date as shall be agreed by the Debtors, the Committee and FINOVA, the Debtors shall schedule a status hearing with the Bankruptcy Court. If the Confirmation Order is ultimately vacated, the Plan shall be null and void in all respects, and nothing contained in the Plan shall constitute an admission, a waiver or release of any Claims against or Interests in any of the Debtors.

ARTICLE X

EFFECTS OF PLAN CONFIRMATION

10.1 Discharge. Subject to the obligations under the Plan, the Debtors shall be granted a discharge provided under section 1141(d)(1) of the Code. Subject to any other provisions in the Plan or the Confirmation Order, as of the Effective Date, the Debtors and all successors in interest, including, without limitation, the Reorganized Debtors, shall be discharged from, and the Confirmation Order shall operate as a permanent injunction against, the commencement or continuation of any action, the employment of any process, or any act to collect, recover, offset or recoup, right to sue, on account of any Claim or Interest, from or against the Debtors, their Estates and any and all successors in interest (including, without limitation, the Reorganized Debtors, any direct or indirect transferee of any property or any direct or indirect successor in interest), and all successors’ liability in respect thereof shall be extinguished completely, and the Debtors and all successors in interest (including, without limitation, the Reorganized Debtors, any direct or indirect transferee of any property or any direct or indirect successor in interest) shall be released and discharged from any Claim or Interest of a kind specified in section 502(g), 502(h) and 502(i) of the Code, whether or not a proof of such Claim is filed or deemed filed under section 501 of the Code, such Claim is allowed under section 502 of the Code, or the

Holder of such Claim or Interest has accepted the Plan. Subject to any other provisions in the Plan or the Confirmation Order, as of the Effective Date, all Holders of Claims or Equity Interests shall be precluded and enjoined, from and after the Confirmation Date, from asserting against the Debtors, their Estates or any successors or assigns in interest or any of their respective Assets or property, based upon any Claim or Equity Interest existing prior to the Confirmation Date, whether or not such Holder has filed a proof of Claim or proof of Equity Interest and whether or not the facts or legal basis therefore were known or existed prior to the Confirmation Date. The discharge provisions set forth in this Section 10.1 of the Plan are not intended, and shall not be construed, to bar the Securities and Exchange Commission of the United States from pursuing any police or regulatory action against Thaxton to the extent excepted from the automatic stay provisions of section 362 of the Code.

In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, as of the Effective Date, the Confirmation Order will be a judicial determination of a discharge of all Claims or Interests against the Debtors and a termination of all Interests and other rights of equity security holders in the Debtors, pursuant to sections 524 and 1141 of the Code, and such discharge will void any judgment obtained against a Debtor or its successors at any time and shall act as res judicata or collateral estoppel as against third parties, but not as to the Debtors, their Estates or any and all successors in interest.

Except as otherwise provided in the Plan or the Confirmation Order, the rights afforded in the Plan and the payments and distributions to be made thereunder, shall completely satisfy all existing Claims, and of all Equity Interests, of any kind, nature, or description whatsoever against or in the Debtors or any of their respective Assets to the fullest extent permitted by section 1141 of the Code.

10.2 Retention of Causes of Action/Reservation of Rights. Except as expressly provided for in the Plan or the Confirmation Order, any and all Causes of Action, of any kind or nature whatsoever, against parties arising before the Effective Date, whether known or unknown, asserted or unasserted, matured or unmatured and regardless of whether the existence of same has been disclosed, including Avoidance Actions, shall survive confirmation of the Plan and shall be preserved for the benefit of the Debtors and shall be enforceable by the appropriate parties in the name of the Debtors or otherwise.

Neither the Plan nor Confirmation of the Plan or the Confirmation Order shall act to cause any release, waiver, estoppel or in any way impair or diminish the enforcement of any Cause of Action, Avoidance Action, any rights or claims, including, any right of setoff or recoupment of the Debtors, the Estates, or the Committee, whether pending on the Confirmation Date or brought after the Effective Date.

Except as otherwise expressly provided in the Plan, nothing herein shall, or shall be deemed to affect or impair any of the Debtors’, the Estates, or the Committee’s respective rights and defenses, both legal and equitable, with respect to any Claims, including, without limitation, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment. All Causes of Action, including Avoidance Actions, are reserved and preserved to the extent set forth in the Plan, including, without limitation, this Section and Section 5.1(b) of the Plan.

Confirmation of this Plan shall not be deemed res judicata or waiver or the basis for estoppel or create any other defense as to the adjudication of any claim, Claims and objections thereto by the Debtors or the Committee on the merits at a later date after confirmation or Effective Date of the Plan or to the prosecution to judgment on the merits of any and all claims, Causes of Action. ALL SUCH CAUSES OF ACTION SHALL SURVIVE CONFIRMATION AND THE COMMENCEMENT OR PROSECUTION OF SUCH CAUSES OF ACTION SHALL NOT BE BARRED OR LIMITED BY ANY ESTOPPEL, WHETHER EQUITABLE, JUDICIAL OR OTHERWISE OR BY RES JUDICATA.

10.3 Post-Consummation Effect of Evidence of Claims or Interests. In accordance with Section 5.4, outstanding notes, certificates and other instruments evidencing Claims against or Interests in the Debtors upon the Effective Date, shall represent only the right to participate in the Distributions, if any, contemplated by the Plan to the extent that such Claim is Allowed under the Plan. Termination of the Indenture shall not impair the rights of the Indenture Trustee to enforce its charging liens, established in law or pursuant to the Indenture, against property that would otherwise be distributed pursuant to this Plan to Holders of Class 3A Claims.

10.4 Releases Pursuant to the FINOVA Settlement

(a) Releases In Favor Of Released Defendants.

In accordance with the FINOVA Settlement, on the Effective Date, and subject in all cases to the provisions of the FINOVA Settlement (including, without limitation, Sections V and VI thereof), each of the Thaxton Borrowers, the Additional Thaxton Entities, and the Committee Parties shall be deemed to generally and irrevocably release and forever discharge, and shall be deemed to have given a covenant not to sue in favor of, FINOVA and FINOVA Group from all Claims, including, without limitation: (1) any claims for payment of any secured, administrative, priority, unsecured or other claims against the Debtors of any person or entity (including, without limitation, any attorneys for any Settlement Class Member); and (2) any expenses for the ongoing administration of any or all of the Chapter 11 Cases.

In accordance with the FINOVA Settlement, on the Effective Date, and subject in all cases to the provisions of the FINOVA Settlement (including, without limitation, Sections V and VI thereof), each of the Releasing Plaintiffs shall be deemed to irrevocably release and forever discharge, and shall be deemed to have given a covenant not to sue in favor of, the Released Defendants from all Thaxton-Related Claims, including, without limitation: (1) any claims for payment of any secured, administrative, priority, unsecured or other claims against the Debtors of any person or entity (including, without limitation, any attorneys for any Settlement Class Member); and (2) any expenses for the ongoing administration of any or all of the Chapter 11 Cases.

(b) Releases In Favor Of Released Plaintiffs

In accordance with the FINOVA Settlement, on the Effective Date, except as set forth in the FINOVA Settlement (including, without limitation, in Section II.A thereof), and subject in all cases to the provisions of the FINOVA Settlement (including, without limitation, Sections V and VI thereof), FINOVA and FINOVA Group shall be deemed to generally and irrevocably release and forever discharge, and shall be deemed to have given a covenant not to sue in favor of, each of the Thaxton Borrowers, the Additional Thaxton Entities, and the Committee Parties from: (1) all FINOVA Claims, including all seniority rights granted under the TGI Notes and the Indenture dated February 17, 1998 by and between Thaxton and Indenture Trustee; and (2) all liens of FINOVA against any of the assets of the Thaxton Debtor Parties, whether arising as a matter of contract law or otherwise (including, without limitation, the FINOVA Liens).

In accordance with the FINOVA Settlement, on the Effective Date, except as set forth in the FINOVA Settlement (including, without limitation, in Section II.A thereof), and subject in all cases to the provisions of the FINOVA Settlement (including, without limitation, Sections V and VI thereof), each of the Releasing Defendants shall be deemed to irrevocably release and forever discharge, and shall be deemed to have given a covenant not to sue in favor of, each of the Released Plaintiffs from all Thaxton-Related Claims, including (from FINOVA) from all seniority rights granted under the Thaxton Notes and the Indenture dated February 17, 1998 by and between Thaxton and Indenture Trustee.

(c) Consent to Releases

Any Person who accepts the Plan, either by affirmation vote or by the acceptance of any distributions under this Plan, shall be deemed to have given the releases, waivers, injunctions and exculpations to the fullest extent provided by law.

10.5 Other Limited Releases by Debtors. As of the Effective Date, the Debtors shall be deemed to have waived and released the Released Employees, from any and all Causes of Action of the Debtors (including claims which the Debtors otherwise have legal power to assert, compromise or settle in connection their Chapter 11 Cases) until the Effective Date; provided, however, that this provision shall not operate as a waiver or release of any Causes of Action (a) in respect to any loan, advance or similar payment by the Debtors to such parties, (b) in respect of any contractual obligation owed to any of the Debtors by such parties, (c) in respect to any Causes of Action based upon the willful misconduct or gross negligence of such parties, (d) to the extent based upon or attributable to such parties gaining in fact a personal profit to which such parties were not legally entitled, including, without limitation, profits made from the purchase or sale of equity securities of the Debtors which are recoverable by the Debtors or their successors pursuant to the Securities Exchange Act of 1934, as amended, and (e) that is an Avoidance Action, provided further, however, that this provision shall have no effect on any Cause of Action against a Person not a Released Employee and shall not operate as a waiver or release of any right that any party in interest may have to object to any Claim, including Fee Claims, and shall not otherwise operate as a waiver or release of any objection to Claims pending as of the Effective Date, regardless of whether such objection was brought by the Debtors or any other party in interest.

10.6 Term of Injunctions or Stays. Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Cases pursuant to sections 105 or 362 of the Code or otherwise in effect on the Confirmation Date shall remain in full force and effect until the Effective Date after which the permanent injunctions of the Plan and the Code will be given full force and effect.

10.7 Exculpation. From and after the Effective Date, except as specifically provided herein or in any agreement or instrument contemplated herein: (a) the Debtors, (b) all current officers and directors of the Debtors, and all other agents, employees, professionals, and representatives of the Debtors; and (c) the Committee, their members, acting in such capacity, and its professionals (collectively, with each of their predecessors and successors in interest and their respective officers, directors, employees, agents, professionals and other representatives, acting in such capacity, the “Exculpated Parties”) shall neither have nor incur any liability to any Holder of a Claim or Interest for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, administration, confirmation or consummation of the Plan, Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors arising from and after the Petition Date until the Confirmation Date (the “Exculpated Claims”) to the fullest extent permitted by law; provided, however, that the foregoing provisions of this Section of the Plan shall have no effect on the liability of any entity that results from any such act or omission that has been determined in a Final Order to have constituted willful misconduct or bad faith. From and after the Effective Date, all Holders of a Claim or Interest are permanently enjoined from commencing or continuing in any manner, any suit, action or other proceeding, on account of or respecting any Exculpated Claims against an Exculpated Party pursuant to the Plan.

10.8 Injunction. Confirmation of this Plan shall have the effect of, among other things, permanently enjoining all Persons who have held, hold or may hold or have asserted, assert or may assert Claims against or Interests in any of the Debtors against any of the Debtors or their Assets, with respect to any such Claim or Interest from and after the Effective Date, from taking any of the following actions (other than actions to enforce any rights or obligations under the Plan): (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Estates, the Debtors or any of their then existing or subsequently acquired property or assets, including the Assets and the Southern Assets; (b) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Estates, the Debtors or any of their then existing or subsequently acquired property or assets, including the Assets or Southern Assets; (c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Estates, the Debtors or any of their then existing or subsequently acquired property or assets, including the Assets or Southern Assets; (d) asserting any right of setoff, or recoupment directly or indirectly, against any obligation due or Assets of the Estates, the Debtors or any of their then existing or subsequently acquired property or assets, including the Assets or Southern Assets, except as contemplated or allowed by the Plan; (e) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan; and (f) prosecuting or otherwise asserting any Claim or Interest, including any right, claim or cause of action, released pursuant to the Plan. Any Person who accepts the Plan, either by affirmation vote or by the acceptance of the Plan by the consolidated Class in which such Person is a member, shall be deemed to have given the releases, waivers, injunctions and exculpations to the fullest extent provided by law.

10.9 Release of Liens and Perfection of Liens. Except for any FINOVA Lien (which is provided for under the FINOVA Settlement and Section 4.5 of this Plan), any Lien securing a Claim of a Holder, to the extent that it is valid, perfected and unavoidable, remains attached to the property that secures or purportedly secures such Claim or attaches to the proceeds of a sale transaction under section 363 of the Code resulting from the property that secures or purportedly secures such Claim; provided, however, that such Liens are immediately released in accordance with the following two Paragraphs when the Claim of such a Holder becomes (a) a Disallowed Claim, (b) recategorized as a Claim that is not a Secured Claim, (c) an Allowed Secured Claim and payment of such on the Allowed Secured Claim is made, or (d) an adequate Disputed Claims Reserve is made for payment in full of such Claim in the event it becomes an Allowed Claim.

When such Liens are to be released in accordance with the foregoing Paragraph, except as otherwise specifically provided in the Plan or in any agreement, instrument or document created in connection with the Plan: (e) each Holder of (i) a Secured Claim, (ii) a Claim that is purportedly secured and/or (iii) a judgment, personal property or ad valorem tax, mechanics’ or similar Secured Claim, in each case regardless of whether such Claim is an Allowed Claim, shall, to the extent necessary to unencumber and/or release the relevant Assets, on or immediately before the Effective Date and regardless of whether such Claim has been scheduled or proof of such Claim has been filed: (1) turn over and release to the Debtors any and all Assets that secure or purportedly secure such Claim, or such Lien and/or Claim which shall automatically, and without further action by the Debtors, be deemed released; and (2) execute such documents and instruments as the Debtors require to evidence such Claim Holder’s release of such Assets or Lien, and if such Holder violates the Confirmation Order and this Plan by refusing to execute appropriate documents or instruments, the Debtors may, in its or their discretion, file a copy of the Confirmation Order which shall serve to release any Claim Holder’s rights in such Assets; and (f) on the Effective Date, all right, title and interest in such Assets shall revert, vest or revest in accordance with this Plan, free and clear of all Claims and Interests, including, without limitation, Liens.

Without limiting the release provisions of the immediately preceding paragraph: (g) no Distribution hereunder shall be made to or on behalf of any Holder of a Secured Claim unless and until such Holder executes and delivers to the Estates or the Debtors such release of Liens or otherwise turns over and releases such Cash, pledge or other possessory Liens; (h) such Holder that fails to execute and deliver such release of Liens within ninety (90) days after establishment of: (i) the Disputed Claims Reserve or (ii) the Claim becoming an Allowed Claim, shall be deemed to have no Claim against the Debtors, the Estates, the Debtors or their assets or property in respect of such Claim and shall not participate in any Distribution hereunder; and (i) the Estates or the Debtors, who shall be deemed to be appointed as attorney-in-fact for all such Holders of Claims secured by Liens for the purpose of releasing such Liens, shall be authorized to use, and all authorities shall be required to accept, the Confirmation Order and the notice of Effective Date as satisfaction of all Liens.

10.10 Insurance Preservation. Nothing in the Plan, including any releases, shall diminish or impair the Debtors’ ability to enforce any insurance that may cover Claims against the Debtors or any other Person.

ARTICLE XI

ADMINISTRATIVE PROVISIONS

11.1 Retention of Jurisdiction. After the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of or related to the Chapter 11 Cases and the Plan to the fullest extent legally permissible, including, without limitation, for the following purposes:

(a)	to determine the validity, allowance, classification, or priority of Claims upon and the validity, extent, priority and nonavoidability of consensual and nonconsensual Liens and other encumbrances, and to determine the appropriate amount of any Reserves;

(b)	to issue injunctions, exculpations or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Person, to construe and to take any other action to enforce and execute the Plan, the Confirmation Order, or any other order of the Bankruptcy Court, to issue such orders as may be necessary for the implementation, execution, performance and consummation of the Plan and all matters referred to herein, and to determine all matters that may be pending before the Bankruptcy Court in the Chapter 11 Cases on or before the Effective Date with respect to any Person;

(c)	to enforce the provisions of the Plan, including, without limitation all discharge and injunctive provisions and to protect the property of the Estates or the Debtors, as the case may be, including Causes of Action, from claims against, or interference with, such property, including actions to quiet or otherwise clear title to such property or to resolve any dispute concerning Liens, security interest or encumbrances on any property of the Estates or the Debtor;

(d)	to determine any and all applications for allowance of Fee Claims;

(e)	to resolve any dispute arising under or related to the implementation, execution, consummation or interpretation of the Plan and the making of Distributions;

(f)	to determine any and all motions related to the rejection, assumption or assignment of executory contracts or unexpired leases, or to determine any motion to reject an executory contract or unexpired lease;

(g)	except as otherwise provided herein, to determine all applications, motions, adversary proceedings, contested matters, actions, and any other litigated matters instituted in and prior to the closing of the Chapter 11 Cases, including any remands;

(h)	to hear and resolve the FINOVA Litigation as set forth in the FINOVA Settlement and to oversee the implementation of the FINOVA Settlement;

(i)	to modify the Plan under section 1127 of the Code, remedy any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order so as to carry out its intent and purposes;

(j)	to issue such orders in aid of consummation of the Plan and the Confirmation Order notwithstanding any otherwise applicable non-bankruptcy law, with respect to any Person or governmental unit, to the full extent authorized by the Code, including, without limitation, orders determining that sales approved by the appropriate Boards of Directors and the Committee are duly authorized without need for shareholder approval;

(k)	to enable the Debtors or the Committee to prosecute any and all Causes of Action under applicable provisions of the Code or any other federal, state or local laws;

(l)	to determine any tax liability pursuant to section 505 of the Code;

(m)	to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(n)	to resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the applicable bar date for a Claim, the hearing to consider approval of the Disclosure Statement or the Confirmation Hearing or for any other purpose;

(o)	to resolve any dispute or matter arising under or in connection with any order of the Bankruptcy Court entered in the Chapter 11 Cases;

(p)	to authorize sales of assets as necessary or desirable and resolve objections, if any, to such sales;

(q)	to resolve any disputes concerning any release, discharge, injunction, exculpation or other waivers and protections provided in the Plan;

(r)	to approve any Distributions, or objections thereto, under the Plan;

(s)	to approve any Claims settlement entered into or offset exercised by the Debtors;

(t)	to hear and determine all adversary proceedings or contested matters involving Causes of Action and Avoidance Actions;

(u)	to determine such other matters, as may be provided in the Confirmation Order or as may be authorized under provisions of the Code;

(v)	to adjudicate all core proceedings under the Code, any proceedings arising under the Code, or arising under or related to the Chapter 11 Cases;

(w)	to hear and determine any motion by the Debtors and the Committee to approve Sale Transactions as set forth in the Plan; and

(x)	to enter a Final Order or Decree closing the Chapter 11 Cases.

If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction, or is otherwise without jurisdiction over any matter arising out of the Chapter 11 Cases, including the matters set forth in this Article XI, this Article shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter. Notwithstanding any provisions of the Plan, the Bankruptcy Court shall have concurrent but not exclusive jurisdiction over the prosecution of Causes of Actions, including but not limited to Avoidance Actions.

11.2 Amendments.

(a) Preconfirmation Amendment. The Debtors and the Committee, with the consent of FINOVA and the Additional Defendants, may modify the Plan at any time prior to the entry of the Confirmation Order, provided that the Plan, as modified, and the disclosure statement pertaining thereto meet applicable Code requirements.

(b) Postconfirmation Amendment Not Requiring Resolicitation. After the entry of the Confirmation Order, the Debtors and the Committee, and with the consent of FINOVA and the Additional Defendants (with such consents only necessary until such time as the Distributions under Section 4.5 of the Plan have been made and the releases in 10.4 have been exchanged), may modify the Plan to remedy any defect or omission or to reconcile any inconsistencies in the Plan or in the Confirmation Order, as may be necessary to carry out the purposes and effects of the Plan, provided that: (i) the Debtors obtain approval of the Bankruptcy Court for such modification, after notice and a hearing; and (ii) such modification shall not materially and adversely affect the interests, rights, treatment or Distributions of any Class of Allowed Claims or Interests under the Plan. Any waiver of a condition to confirmation or the Effective Date shall not be considered to be a modification of the Plan.

(c) Postconfirmation/Preconsummation Amendment Requiring Resolicitation. After the Confirmation Date and before substantial consummation of the Plan, the Debtors and the Committee, with the consent of FINOVA and the Additional Defendants, may modify the Plan in a way that materially or adversely affects the interests, rights, treatment, or Distributions of a Class of Claims or Interests, provided that: (i) the Plan, as modified, meets applicable Code requirements; (ii) the Debtors obtain Bankruptcy Court approval for such modification, after notice and a hearing; (iii) such modification is accepted by at least two-thirds in amount, and more than one-half in number, of Allowed Claims or Interests voting in each Class affected by such modification; and (iv) the Debtors comply with section 1125 of the Code with respect to the Plan as modified.

11.3 Severability of Plan Provisions. If, prior to the Confirmation Date, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision and make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

11.4 Successors and Assigns. The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, the heirs, executors, administrators, successors and/or assigns of such Person.

11.5 Effectuating Documents and Further Transactions. Each Debtor and the Committee shall be authorized to execute, deliver, file, or record such documents, contracts, instruments, releases, and other agreements and take such other actions as may be necessary to effectuate and further evidence the terms and conditions of the Plan.

11.6 Plan Supplement. The Plan Supplement shall be comprised of, among other things, certain documents related to the Plan. To the extent not filed simultaneously with the Plan and Disclosure Statement, the Plan Supplement shall be filed with the Bankruptcy Court at least ten (10) days prior to the later of the deadline for objecting to the confirmation of the Plan or voting on the Plan. Upon its filing, the Plan Supplement may be inspected in the offices of the Clerk of the Bankruptcy Court during normal business hours. A copy of the Plan Supplement shall be mailed to the Committee, FINOVA and any Holder of a Claim that makes a written request for such Plan Supplement to the Debtors. The documents contained in the Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

11.7 FINOVA Settlement, Confirmation Order and Plan Control. To the extent the Confirmation Order and/or this Plan is inconsistent with the Disclosure Statement, any other agreement entered into between or among any Debtors, or any of them and any third party, the Plan controls the Disclosure Statement and any such agreements; and the Confirmation Order and subsequent orders of the Bankruptcy Court controls the Plan. Notwithstanding the immediately preceding sentence or anything to the contrary in the Plan, the Confirmation Order or any other order of the Bankruptcy Court, including, without limitation, Article X of the Plan, in the event of a conflict between the FINOVA Settlement on the one hand and the Plan, the Confirmation Order and/or any other order of the Bankruptcy Court on the other, the FINOVA Settlement controls and nothing herein impinges upon the rights of any of the parties to the FINOVA Settlement thereunder.

11.8 Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code as Administrative Fees under the Plan, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid in Cash on the Effective Date, or as soon as reasonably practicable thereafter. Further, after the Effective Date, the Debtors shall continue to comply with the payment of statutory fees under section 1930 of title 28 of the United States Code until the Chapter 11 Cases are closed.

11.9 Withdrawal or Modification of Plan. The Debtors, as appropriate, and the Committee reserve the right, in the exercise of their reasonable discretion, (i) to withdraw the Plan at any time prior to the Confirmation Date or, (ii) if the Debtors are for any reason unable to consummate the Plan after the Confirmation Date, at any time up to the Effective Date. If the Debtors and the Committee withdraw the Plan, (a) nothing contained in the Plan shall be deemed to constitute a waiver or release of any claims by or against the Debtors or the Committee or to prejudice in any manner the rights of the Debtors, the Committee or any Person in any further proceeding involving the Debtors or the Committee and (b) the result shall be the same as if the Confirmation Order were not entered, the Plan was not filed and the Effective Date did not occur.

11.10 Payment Dates. Whenever any payment to be made under the Plan is due on a day other than a Business Day, such payment will instead be made, without interest, on the next Business Day.

11.11 Notices. Any notice, request or demand given or made under this Plan or under the Code or the Bankruptcy Rules to any of the Debtors shall be in writing and shall be hand delivered or sent by a reputable overnight courier service, and shall be deemed given when received at the following addresses whether hand delivered or sent by overnight courier service:

If to the Debtors:

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

Robert J. Dehney (No. 3578)

Daniel B. Butz (No. 4227)

1201 North Market Street

P.O. Box 1347

Wilmington, Delaware 19899-1347

(302) 658-9200

- and -

RAYBURN COOPER & DURHAM, P.A.

Albert F. Durham, Esq.

C. Richard Rayburn, Jr., Esq.

John R. Miller, Jr., Esq.

1200 Carillon, 227 West Trade Street

Charlotte, North Carolina 28202-1675

(704) 334-0891

If to the Committee:

MOSES & SINGER, LLP

Alan Kolod, Esq.

Mark Parry, Esq.

405 Lexington Avenue

New York, New York 10174-1299

(212) 554-7800

- and -

THE BAYARD FIRM

Charlene Davis, Esq.

222 Delaware Ave., Suite 900

P.O. Box 25130

Wilmington, Delaware 19899

(302) 655-5000

If to FINOVA Capital Corporation:

GOLDBERG KOHN BELL BLACK

ROSENBLOOM & MORITZ, LTD.

Andrew R. Cardonick, Esq.

Jeremy M. Downs, Esq.

55 East Monroe Street, Suite 3700

Chicago, Illinois 60603

(312) 201-4000

- and -

RICHARDS LAYTON & FINGER, P.A.

Mark D. Collins, Esq.

Paul Heath, Esq.

P.O. Box 551

One Rodney Square

Wilmington, Delaware 19899-0551

(301) 651-7700

Notwithstanding anything to the contrary provided herein, all notices concerning this Plan shall be served upon the entities prescribed and in the manner prescribed under the Code and the Bankruptcy Rules.

11.12 No Admissions. Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed as an admission by the Debtors with respect to any matter set forth herein including, without limitation, liability on any Claim or the propriety of any Claims classification.

ARTICLE XII

CONFIRMATION REQUEST

The Debtors and the Committee request confirmation of the Plan under Section 1129(b) of the Code.

Dated: December 29, 2006

            Wilmington, Delaware

MORRIS, NICHOLS, ARSHT & TUNNELL LLP	THE BAYARD FIRM

/s/ Daniel Butz	/s/ Charlene Davis
Robert J. Dehney (No. 3578)	Charlene Davis, Esq.
Daniel B. Butz (No. 4227)	222 Delaware Ave., Suite 900
1201 North Market Street	P.O. Box 25130
P.O. Box 1347	Wilmington, Delaware 19899
Wilmington, Delaware 19899-1347	(302) 655-5000
(302) 658-9200

-and-	-and-

RAYBURN COOPER & DURHAM, P.A.	MOSES & SINGER, LLP

Albert F. Durham, Esq.	Alan Kolod, Esq.
C. Richard Rayburn, Jr., Esq.	Mark Parry, Esq.
1200 Carillon, 227 West Trade Street	405 Lexington Avenue
Charlotte, North Carolina 28202-1675	New York, New York 10174-1299
(704) 334-0891	(212) 554-7800

Co-Counsel for The Thaxton Group, Inc., et al.,	Co-Counsel for Official Committee of Creditors Holding Unsecured Claims

-and-

THE THAXTON GROUP, INC.

By:	/s/ Robert R. Dunn
Robert R. Dunn, CRO

THAXTON OPERATING COMPANY

By:	/s/ Robert R. Dunn
Robert R. Dunn, CRO

THAXTON INSURANCE GROUP, INC.

By:	/s/ Robert R. Dunn
Robert R. Dunn, CRO

TICO CREDIT COMPANY, INC.

By:	/s/ Robert R. Dunn
Robert R. Dunn, CRO

EAGLE PREMIUM FINANCE COMPANY, INC.

By:	/s/ Robert R. Dunn
Robert R. Dunn, CRO

THAXTON COMMERCIAL LENDING, INC.

By:	/s/ Robert R. Dunn
Robert R. Dunn, CRO

PARAGON, INC.

By:	/s/ Robert R. Dunn
Robert R. Dunn, CRO

MODERN CENTRAL RECOVERY

By:	/s/ Robert R. Dunn
Robert R. Dunn, CRO

TICO PREMIUM FINANCE COMPANY, INC.

By:	/s/ Robert R. Dunn
Robert R. Dunn, CRO

TICO CREDIT COMPANY OF TENNESSEE, INC.

By:	/s/ Robert R. Dunn
Robert R. Dunn, CRO

TICO CREDIT COMPANY OF NORTH CAROLINA, INC.

By:	/s/ Robert R. Dunn
Robert R. Dunn, CRO

TICO CREDIT COMPANY OF ALABAMA, INC.

By:	/s/ Robert R. Dunn
Robert R. Dunn, CRO

TICO CREDIT COMPANY OF MISSISSIPPI, INC.

By:	/s/ Robert R. Dunn
Robert R. Dunn, CRO

TICO CREDIT COMPANY OF GEORGIA, INC.

By:	/s/ Robert R. Dunn
Robert R. Dunn, CRO

TICO CREDIT COMPANY (DE)

By:	/s/ Robert R. Dunn
Robert R. Dunn, CRO

TICO CREDIT COMPANY (MS)

By:	/s/ Robert R. Dunn
Robert R. Dunn, CRO

TICO CREDIT COMPANY (TN)

By:	/s/ Robert R. Dunn
Robert R. Dunn, CRO

THAXTON INVESTMENT CORPORATION

By:	/s/ Robert R. Dunn
Robert R. Dunn, CRO

THE MODERN FINANCE COMPANY

By:	/s/ Robert R. Dunn
Robert R. Dunn, CRO

SOUTHERN MANAGEMENT CORPORATION

By:	/s/ Robert R. Dunn
Robert R. Dunn, CRO

MODERN FINANCIAL SERVICES, INC.

By:	/s/ Robert R. Dunn
Robert R. Dunn, CRO

SOUTHERN FINANCE OF SOUTH CAROLINA, INC.

By:	/s/ Robert R. Dunn
Robert R. Dunn, CRO

COVINGTON CREDIT OF TEXAS, INC.

By:	/s/ Robert R. Dunn
Robert R. Dunn, CRO

COVINGTON CREDIT OF GEORGIA, INC.

By:	/s/ Robert R. Dunn
Robert R. Dunn, CRO

SOUTHERN FINANCE OF TENNESSEE, INC.

By:	/s/ Robert R. Dunn
Robert R. Dunn, CRO

QUICK CREDIT CORPORATION, INC.

By:	/s/ Robert R. Dunn
Robert R. Dunn, CRO

COVINGTON CREDIT, INC. (OKLAHOMA)

By:	/s/ Robert R. Dunn
Robert R. Dunn, CRO

COVINGTON CREDIT OF LOUISIANA, INC.

By:	/s/ Robert R. Dunn
Robert R. Dunn, CRO

SOUTHERN FINANCIAL MANAGEMENT, INC.

By:	/s/ Robert R. Dunn
Robert R. Dunn, CRO

TICO CREDIT CORPORATION

By:	/s/ Robert R. Dunn
Robert R. Dunn, CRO

TICO CREDIT COMPANY OF VIRGINIA, INC.

By:	/s/ Robert R. Dunn
Robert R. Dunn, CRO